Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.18

EXECUTION VERSION

CONFIDENTIAL

MASTER DEVELOPMENT AND LICENSE AGREEMENT

BETWEEN

CONCERT PHARMACEUTICALS, INC.,

CELGENE INTERNATIONAL SÀRL,

AND

CELGENE CORPORATION

FOR

DEUTERATED PRODUCTS

DATED AS OF

APRIL 4, 2013

EXECUTION VERSION

CONFIDENTIAL

MASTER DEVELOPMENT AND LICENSE AGREEMENT

This Master Development and License Agreement (“Agreement”) dated as of this 4th day of April, 2013 (“Effective Date”), is between Concert Pharmaceuticals, Inc., a Delaware corporation having offices located at 99 Hayden Avenue, Suite 500, Lexington, Massachusetts 02421, USA (“Concert”), Celgene International Sàrl, a Swiss corporation located at Route de Perreux 1, 2017 Boudry, Switzerland (“CIS”), and Celgene Corporation, a Delaware corporation located at 86 Morris Avenue, Summit, New Jersey 07901, USA (“Celgene USA”). Each of Concert, CIS, and Celgene USA may be referred to hereinafter individually as a “Party” and together as the “Parties.”

RECITALS

A. Concert is a pharmaceutical company with expertise in the research and development of Deuterated Products.

B. CIS and Celgene USA are pharmaceutical companies having the capability to pre-clinically research, develop, conduct clinical trials using, obtain regulatory approval for, manufacture, distribute, market and sell such products.

AGREEMENT

The Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized terms, when used in this Agreement, shall have the meanings ascribed to them or referenced in this ARTICLE 1:

1.1 “Accounting Standards” means (i) GAAP (United States Generally Accepted Accounting Principles); or (ii) IFRS (International Financial Reporting Standards), in either case, consistently applied.

1.2 “Affiliate” means, with respect to a first Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

1.3 “Agreement” has the meaning set forth in the preamble to this Agreement.

1.4 “Blocking Third Party Patent Rights” means, on a country-by-country basis, patent rights owned or controlled by a Third Party that, in the absence of ownership of such patent rights or a license thereunder, could reasonably be or is determined to be infringed by (i) the use, offer for sale, sale or importation of any Licensed Product or (ii) the manufacture of any drug substance within a Licensed Product. Notwithstanding the foregoing, the [**] Patent Rights shall be deemed not to be Blocking Third Party Patent Rights.

1.5 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in the United States.

1.6 “Celgene” means either Celgene USA or CIS individually or both of them collectively, as the context dictates.

1.7 “Celgene USA” has the meaning set forth in the preamble to this Agreement.

1.8 “Change of Control” means, with respect to a first Person, a single transaction or series of related transactions pursuant to which another Person or group of Persons who did not Control such first Person immediately before the transaction(s) do Control such first Person immediately after the transaction(s). A Change of Control will be presumed to occur to a first Person upon the occurrence of any of the following: (i) any other Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the first Person; (ii) the sale or other disposition of all or substantially all of the assets of the Person; (iii) a consolidation or merger of the first Person with any other Person, other than a merger or consolidation which would result in the voting securities of the first Person outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Person outstanding immediately after such merger or consolidation.

1.9 “CIS” has the meaning set forth in the preamble to this Agreement.

1.10 “Clinical Trial” means a human clinical study that is designed to (i) investigate whether a Licensed Product is reasonably safe for continued testing, (ii) investigate the safety, efficacy, or pharmacokinetics of the Licensed Product for its intended use, and define warnings, precautions and adverse reactions that may be associated with the Licensed Product in the dosage range to be prescribed, or (iii) support Regulatory Approval of such Licensed Product or label expansion of such Licensed Product, in each case conducted by or on behalf of Celgene, its Affiliates, their respective sublicensees or any of their respective successors or assigns.

1.11 “Commercially Reasonable Efforts” means, with respect to the performing Party, the allocation of a commercially reasonable level of personnel and financial resources towards the subject act to be attempted, taking into account scientific and commercial factors, including, if and as applicable, issues of safety and efficacy, difficulty in developing or manufacturing the subject products, cost of and ability to manufacture the subject products in commercial quantities, comparative metrics between Deuterated Product and its Non-Deuterated Equivalent, availability or competitiveness of alternative Third Party products, the patent or other proprietary position of a product, the existence of patents or proprietary rights of a Third Party related to a product, the Regulatory Approval requirements involved, the existence, degree or absence of Regulatory Exclusivity, the anticipated or approved product labeling, the potential profitability of a product, the pricing or reimbursement approvals expected to be achieved or required, and any other relevant factors typically considered for a developmental product.

1.12 “Concert” has the meaning set forth in the preamble to this Agreement.

1.13 “Concert Foreign Patents” means all patents and patent applications owned by or licensed (with a right to sublicense to CIS as provided herein) to Concert at any time during the Term and claiming the composition, use, administration, manufacture of or a method involving a Deuterated Product, including the patents and applications listed on Schedule 1.13 and any continuations, divisional, reissues, re-examinations, extensions, or foreign counterparts thereof, and any patents issuing from the priority application from which any of the foregoing was issued, excluding the Concert USA Patents.

1.14 “Concert Patents” means all Concert USA Patents and Concert Foreign Patents.

1.15 “Concert Technology” means all inventions, discoveries, data, trade secrets, information, compositions, materials (including chemical and biological materials), methods, processes, results, know-how and other information, owned by or licensed (with a right to sublicense to Celgene USA as provided herein) to Concert at any time during the Term and relating to Deuterated Products, excluding Concert Patents.

1.16 “Concert USA Patents” means all United States patents and United States patent applications owned by or licensed (with a right to sublicense to Celgene USA as provided herein) to Concert at any time during the Term and claiming the composition, use, administration, manufacture of or a method involving a Deuterated Product, including the patents and applications listed on Schedule 1.16 and any continuations, divisional, reissues, reexaminations, or extensions thereof in the USA, and any patents issuing in the USA or from the priority application from which any of the foregoing was issued.

1.17 “Competitive Infringement” has the meaning set forth in Section 8.4.1.

1.18 “Confidential Information” means any information regarding the business and operations of a Party or any of its Affiliates, that is or has been disclosed (whether orally or in writing) by such Party or its Affiliates (“Discloser”) to the other Party or its Affiliates (“Recipient”) to the extent that such information is not (i) as of the date of disclosure to the Recipient, known to the Recipient (other than pursuant to an obligation of confidentiality to the Discloser); or (ii) disclosed in published literature, or otherwise generally known to the public through no breach by the Recipient of this Agreement; or (iii) obtained by the Recipient from a Third Party free from any obligation of confidentiality to the Discloser; or (iv) independently developed by the Recipient without use of the information disclosed to the Recipient by the Discloser.

1.19 “Control” including, its correlative meanings, “Controls”, “Controlled by” and “under common Control with” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of another Person (whether through ownership of securities or other ownership interests, by contract or otherwise). A first Person shall be deemed to Control another Person if such first Person actually owns or has beneficial ownership of at least fifty percent (50%) of the voting securities or other comparable equity interests of such other Person or of the maximum amount of the voting securities or other comparable equity interests of such other Person permitted in accordance with applicable law if such maximum is fifty percent (50%) or less (whether directly, indirectly or pursuant to any option, warrant or other similar arrangement).

1.20 “[**]” means the compounds described on Schedule 1.20.

1.21 “[**] Milestone Event” has the meaning set forth in Section 7.2.1.

1.22 “[**] Milestone Event Payment” has the meaning set forth in Section 7.2.1.

1.23 “[**] Product” means a product (i) containing [**] and (ii) either (A) the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim of any Concert Patent, (B) is developed, made, used or administered using a process covered by a Valid Claim of any Concert Patent, or (C) is developed, made, used, sold or otherwise exploited using any of the Concert Technology anywhere in the world.

1.24 “[**]” means the compounds described on Schedule 1.24.

1.25 “[**] Milestone Event” has the meaning set forth in Section 7.2.2.

1.26 “[**] Milestone Event Payment” has the meaning set forth in Section 7.2.2.

1.27 “[**] Product” means a product (i) containing [**] and (ii) either (A) the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim of any Concert Patent, (B) is developed, made, used or administered using a process covered by a Valid Claim of any Concert Patent, or (C) is developed, made, used, sold or otherwise exploited using any of the Concert Technology anywhere in the world.

1.28 “[**]Option” has the meaning set forth in Section 11.1.5.

1.29 “[**]Option Milestone Event” has the meaning set forth in Section 7.2.4.

1.30 “[**]Option Milestone Event Payment” has the meaning set forth in Section 7.2.4.

1.31 “[**] Option Product” means a product (i) containing [**]Option and (ii) either (A) the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim of any Concert Patent, (B) is developed, made, used or administered using a process covered by a Valid Claim of any Concert Patent, or (C) is developed, made, used, sold or otherwise exploited using any of the Concert Technology anywhere in the world.

1.32 “[**]” means the compounds described on Schedule 1.32.

1.33 “[**] Milestone Event” has the meaning set forth in Section 7.2.3.

1.34 “[**] Milestone Event Payment” has the meaning set forth in Section 7.2.3.

1.35 “[**] Product” means a product (i) containing [**] and (ii) either (A) the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim of any Concert Patent, (B) is developed, made, used or administered using a process covered by a Valid Claim of any Concert Patent, or (C) is developed, made, used, sold or otherwise exploited using any of the Concert Technology anywhere in the world.

1.36 “Deuterated Product” means a product containing a compound, wherein for a given sample of the compound, the abundance of deuterium at one or more of the hydrogens of the compound is greater than the natural abundance of deuterium and wherein the compound is [**], or, once Celgene has exercised the License Option with respect thereto, [**]Option.

Notwithstanding the foregoing, if the License Option with respect to [**] and/or [**] expires unexercised, or if Celgene’s licenses to [**] Products, [**] Products, [**] Products and/or [**]Option Products terminate in accordance with ARTICLE 12, then those categories of products as to which Celgene no longer holds option or license rights shall cease to be Deuterated Products.

1.37 “[**] Patent Rights” means (i) U.S. Patent Application Ser. No. [**] or its progeny and any foreign counterparts thereof; (ii) U.S. Patent Application Ser. No. [**] or its progeny and any foreign counterparts thereof; and/or (iii) any other patent right that covers [**] or [**] or any [**] Product or [**] Product and that is owned by or licensed to Celgene or its Affiliates pursuant to any assignment or license from [**] or any of its Affiliates or its progeny.

1.38 “Development Plan” means, with respect to each Licensed Product, a plan that sets forth the responsibilities of, and activities to be conducted by, each Party with respect to pre-clinical and clinical development of the subject Licensed Products. As of the Effective Date, the Development Plan for [**] Products is attached hereto as Exhibit A.

1.39 “Development Program” means, with respect to each Development Plan, the pre-clinical and clinical development activities conducted by (or to be conducted by) each Party pursuant to the Development Plan.

1.40 “Discloser” has the meaning set forth in the definition of Confidential Information.

1.41 “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.42 “EMA” means the European Medicines Agency or any successor agency thereto.

1.43 “EU” means the European Union.

1.44 “Exclusivity Position” means, with respect to a biologic or compound, on a country-by-country basis, that a Party or such Party’s Affiliate owns or is the exclusive licensee of a Valid Claim that, in the absence of ownership thereof or a license thereunder, could reasonably be or are determined to be infringed by (i) the use, offer for sale, sale or importation of such biologic or compound or (ii) the manufacture of any drug substance containing such biologic or compound.

1.45 “Existing Confidentiality Agreement” has the meaning set forth in Section 14.6.

1.46 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.47 “FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.48 “First Phase 1 Completion” means, with respect to each of the [**] Products, [**] Products, [**] Option Products, or [**] Products, the completion of the first Phase 1 Clinical Trial for such category of Licensed Products as set forth in the corresponding Development Plan for such Licensed Products, as indicated by the completion of a Final Phase 1 Study Report, whether or not the clinical objectives of the Clinical Trial are achieved. If First Phase 1 Completion occurs for a category before the products in such category become Licensed Products (i.e., with respect to [**] Products, [**]Option Products or [**] Products, before Celgene has exercised the License Option with respect thereto, First Phase 1 Completion shall be deemed to occur concurrently with Celgene’s exercise of the License Option for such category.

1.49 “Final Phase 1 Study Report” shall mean, as to a category of Licensed Products, a report summarizing, in reasonable detail and in accordance with any additional requirements specified in the Development Plan, the final results of a first Phase 1 Clinical Trial, and all data and material information obtained by performance of such first Phase 1 Clinical Trial. Such Final Phase 1 Study Report must include:

1.49.1 Results from a SAD (Single Ascending Dose) and MAD (Multiple Ascending Dose) study with cross-over design comparing Celgene clinical material with the deuterated form of same;

1.49.2 Pharmacokinetic studies from ascending doses for both the SAD and MAD study;

1.49.3 A list of all adverse events;

1.49.4 A definition of MTD (maximum tolerated dose); and

1.49.5 A description and evaluation of human metabolites.

1.50 “Governmental Authority” means any court, agency, department, authority or other instrumentality of any international, multinational or supra-national, national, regional, province, state, county, city or other political subdivision, including a Regulatory Authority.

1.51 “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

1.52 “HSR Clearance” means either (i) early termination of the applicable waiting period under the HSR Act with respect to the HSR Filings or (ii) expiration of the applicable waiting period under the HSR Act with respect to the HSR Filings.

1.53 “HSR Filings” means filings by the Parties with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice of a Notification and Report Form for Certain Mergers and Acquisitions (as that terms is defined in the HSR Act) with respect to the matters set forth in this Agreement.

1.54 “IND” means an Investigational New Drug Application submitted under the FDCA or an analogous application or filing with any analogous Regulatory Authority outside of the United States under any analogous foreign Law for the purposes of obtaining permission to conduct Clinical Trials in such jurisdiction.

1.55 “Indemnified Party” has the meaning set forth in Section 13.2.

1.56 “Indemnifying Party” has the meaning set forth in Section 13.2.

1.57 “Inventions” has the meaning set forth in Section 14.9.

1.58 “Joint Patent Committee” or “JPC” has the meaning set forth in Section 3.2.

1.59 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.60 “Launch” means the first commercial sale of a Licensed Product by Celgene, their Affiliate or their sublicensee to a Third Party in a country after receipt by Celgene, their Affiliate or their sublicensee of the first Regulatory Approval for such Licensed Product in such country.

1.61 “Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority, as such may be revised from time to time.

1.62 “License Option” has the meaning set forth in Section 11.1.1.

1.63 “License Option Extension Period” has the meaning set forth in Section 11.1.6.

1.64 “License Option Term” has the meaning set forth in Section 11.1.2.

1.65 “Licensed Products” means [**] Products and, upon the exercise of the License Option set forth in ARTICLE 11, [**] Products, [**] Products, and/or [**]Option Products for which such License Option has been exercised. A Licensed Product shall continue to be a Licensed Product following expiration of all Valid Claims of Concert Patents covering the manufacture, use, offer for sale, sale or importation of such Licensed Product. For the avoidance of doubt, notwithstanding the license grants in Section 6.2, [**] Products, [**] Products, and/or [**]Option Products shall not be deemed Licensed Products until Celgene has exercised the applicable License Option with respect to such [**] Products, [**] Products, and/or [**]Option Products.

1.66 “Losses” means any and all costs, expenses, claims, losses, liabilities, damages, fines, royalties, governmental penalties or punitive damages, deficiencies, interest, settlement amounts, awards, and judgments, including any and all reasonable, out-of-pocket costs and expenses properly incurred as a result of a claim (including reasonable, out-of-pocket attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened), in each case, net of any tax benefit or insurance recovery received in connection with any of the foregoing.

1.67 “Major Market EU Country” means the United Kingdom, France, Germany, Spain or Italy.

1.68 “MHLW” means the Ministry of Health, Labour and Welfare of Japan and any successor thereto.

1.69 “NDA” means a New Drug Application submitted to the FDA under the FDCA or an analogous application or filing with any analogous Regulatory Authority outside of the United States (including any supra-national agency such as the European Union) under any analogous foreign Law for the purpose of obtaining approval to market and sell a pharmaceutical product in such jurisdiction.

1.70 “Net Sales” means, with respect to any Licensed Product, gross amounts invoiced by Celgene, their Affiliates or their sublicensees (each a “Selling Party”) to Third Parties (that are not sublicensees) for the sale or other commercial disposition of such Licensed Product anywhere within the Territory, including sales to wholesale distributors, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated with respect to such sales or other commercial dispositions

(a) discounts (including trade, quantity and cash discounts) actually allowed, cash and non-cash coupons, retroactive price reductions, and charge-back payments and rebates granted to any Third Party (including to governmental entities or agencies, purchasers, reimbursers, customers, distributors, wholesalers, and group purchasing and managed care organizations or entities (and other similar entities and institutions));

(b) credits or allowances, if any, on account of price adjustments, recalls, claims, damaged goods, rejections or returns of items previously sold (including Licensed Product returned in connection with recalls or withdrawals) and amounts written off by reason of uncollectible debt, provided that if the debt is thereafter paid, the corresponding amount shall be added to the Net Sales of the period during which it is paid;

(c) rebates (or their equivalent), administrative fees, chargebacks and retroactive price adjustments and any other similar allowances granted by a Selling Party (including to governmental authorities, purchasers, reimburses, customers, distributors, wholesalers, and managed care organizations and entities (and other similar entities and institutions)) which effectively reduce the selling price or gross sales of the Licensed Product;

(d) insurance, customs charges, freight, postage, shipping, handling, and other transportation costs incurred by a Selling Party in shipping Licensed Product to a Third Party; and

(e) import taxes, export taxes, excise taxes (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) and other comparable Laws), sales taxes, value-added taxes, consumption taxes, duties or other taxes levied on, absorbed, determined and/or imposed with respect to such sales (excluding income or net profit taxes or franchise taxes of any kind).

Sales or other commercial dispositions of Licensed Products between Celgene and their Affiliates and their sublicensees, and Licensed Products provided to Third Parties without charge, in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples shall be excluded from the computation of Net Sales, and no payments will be payable on such sales or such other commercial dispositions, except where such an Affiliate or sublicensee is an end user of the Licensed Product.

If a Licensed Product is sold or otherwise commercially disposed of for consideration other than cash or in a transaction that is not at arm’s length between the buyer and the seller, then the gross amount to be included in the calculation of Net Sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length and for cash. Such amount that would have been invoiced shall be determined, wherever possible, by reference to the average selling price of the relevant Licensed Product in arm’s length transactions in the relevant country.

Notwithstanding the foregoing, in the event a Licensed Product is sold as a Combination Product, Net Sales shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product if sold separately in such country. If no such separate sales are made by Celgene, their Affiliates or sublicensees in a country, Net Sales of the Combination Product shall be calculated in a manner to be negotiated and agreed upon by the Parties, reasonably and in good faith, prior to any sale of such Combination Product, which shall be based upon the relative value of the active components of such Combination Product.

As used in this definition, “Combination Product” means any product that comprises a Licensed Product sold in conjunction with another active component that is not a Licensed Product so as to be a combination product (whether packaged together or in the same therapeutic formulation). Pharmaceutical dosage form vehicles, adjuvants and excipients shall be deemed not to be “active ingredients.”

1.71 “Non-Deuterated Equivalent” means, (a) with respect to a [**] Product or [**]Option Product, another product containing a compound or stereoisomer thereof (i) that is an isotopologue of the primary deuterated molecule in such [**] Product or [**]Option Product and (ii) wherein, for a given sample of the compound, the abundance of deuterium at all of the hydrogens of the compound is the same as or approximately the same as the natural abundance of deuterium, or (b) with respect to a [**] Product or [**] Product, another product containing a compound that, except for being racemic, (i) is an isotopologue of the primary deuterated molecule in such [**] Product or [**] Product and (ii) wherein, for a given sample of the compound, the abundance of deuterium at all of the hydrogens of the compound is the same as or approximately the same as the natural abundance of deuterium.

1.72 “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

1.73 “Person” means any natural person, any form of for-profit or non-profit business entity recognized by any Governmental Authority, including any corporation, partnership, limited liability company, association, or trust, or any Governmental Authority.

1.74 “Phase 1 Clinical Trial” means, with respect to a Licensed Product, any Clinical Trial conducted in the U.S. and designed to fulfil the requirements of 21 C.F.R. § 312.21(a) or any comparable Clinical Trial conducted outside the U.S. and including the studies specifically identified in the Development Plan.

1.75 “Phase 2 Clinical Trial” means, with respect to a Licensed Product, any Clinical Trial conducted in the U.S. and designed to fulfil the requirements of 21 C.F.R. § 312.21(b) or any comparable Clinical Trial conducted outside the U.S.

1.76 “Phase 3 Clinical Trial” means, with respect to a Licensed Product, any Clinical Trial conducted in the U.S. and designed to fulfil the requirements of 21 C.F.R. § 312.21(c) or any comparable Clinical Trial conducted outside the U.S.

1.77 “Quarterly Report” has the meaning set forth in Section 2.2.1.

1.78 “Recipient” has the meaning set forth in the definition of Confidential Information.

1.79 “Regulatory Approval” means, with respect to any jurisdiction, any and all approvals or authorizations of a Regulatory Authority that are legally necessary for the commercial manufacture, distribution, use, marketing or sale of a pharmaceutical in such jurisdiction, including, as applicable, any associated regulatory or data exclusivity associated with such approvals or authorizations.

1.80 “Regulatory Authority” means, with respect to any jurisdiction, the Governmental Authority having responsibility for granting Regulatory Approvals in such country or jurisdiction, including the FDA in the U.S., the EMA in the European Union and the MHLW in Japan.

1.81 “Regulatory Exclusivity” means any period of regulatory data protection or market exclusivity or similar regulatory protection afforded by the Regulatory Authorities in a country, including any such periods listed in the FDA’s Orange Book or periods under national implementations of Article 10(1)(a)(iii) of Directive 2001/EC/83, and all international equivalents, and any exclusivity afforded by restrictions on the granting by a Regulatory Authority of Regulatory Approval to market a generic product.

1.82 “Representatives” means with respect to a Party, such Party’s Affiliates, and each of their respective officers, directors, managers, employees, consultants, contractors, subcontractors, sublicensees and agents.

1.83 “Royalty Term” has the meaning set forth in Section 7.3.1.

1.84 “Tax” or “Taxes” has the meaning set forth in Section 7.9.1.

1.85 “Term” has the meaning set forth in Section 12.1.

1.86 “Territory” means worldwide.

1.87 “Third Party” means any person or entity other than Celgene or Concert or their respective Affiliates.

1.88 “Third Party Claim” has the meaning set forth in Section 13.2.

1.89 “Valid Claim” means either (i) an issued, unexpired patent claim of a patent that has not been permanently declared invalid or unenforceable by a Governmental Authority of competent jurisdiction or (ii) a pending claim within a patent application that has not been pending more than [**] years from the date of filing of the first patent application to which such pending claim claims priority and that has not been irrevocably determined to be unpatentable by a Governmental Authority of competent jurisdiction.

ARTICLE 2

PREFERRED PARTNER RIGHTS

2.1 Information Package. Subject to Section 2.4, during the License Option Term, but, for the avoidance of doubt, ending once Celgene has exercised all of its License Options if such exercises occur prior to the end of the License Option Term, prior to meetings of Concert’s Board of Directors, Concert shall provide Celgene with copies of all materials that prior to such meetings Concert provides to non-director board-observers; provided, however, that Concert, at its sole discretion, can exclude access to such information if it determines that it is advisable for reasons of confidentiality or potential conflicts of interest or to preserve the attorney-client privilege or for similar reasons.

2.2 Financial Reports. Subject to Section 2.4, during the License Option Term, but, for the avoidance of doubt, ending once Celgene has exercised all of its License Options if such exercises occur prior to the end of the License Option Term, Concert agrees to furnish Celgene with the following:

2.2.1 Within [**] days after the end of each fiscal quarter ending March 31, June 30 and September 30, an unaudited consolidated financial report of Concert (a “Quarterly Report”), which report shall be prepared in accordance with GAAP (except that it may (x) be subject to normal year-end audit adjustments and (y) not contain all notes thereto which may be required in accordance with GAAP) and be certified by any of the Chief Executive Officer, the Chief Financial Officer or the Chief Operating Officer of Concert to have been so prepared, the certification being for the sole purpose of certifying that the report was prepared in accordance with this Section 2.2.1. The Quarterly Report shall include the following:

(i) an incomes statement for such quarter, together with a cumulative income statement from the first day of the then-current fiscal year to the last day of such quarter;

(ii) a balance sheet as of the last day of such quarter; and

(iii) a statement of cash flows for such quarter.

2.2.2 Within [**] days after the end of each fiscal year of Concert, preliminary financial statements of Concert, and within [**] days after the end of each fiscal year of Concert, audited financial statements of Concert, which preliminary and audited financial statements shall (i) include an income statement for such fiscal year, a balance sheet as of the last day thereof, and statements of stockholders’ equity and cash flows for such fiscal year, and (ii) each be prepared in accordance with GAAP. The audited financial statements shall be certified by independent certified public accountants of recognized international standing reasonably satisfactory to the Investors and shall be accompanied by such accountants’ annual management letter, if any.

2.2.3 If for any period Concert shall have any subsidiary whose accounts are consolidated with those of Concert, then in respect of such period the financial statements delivered pursuant to the foregoing Section 2.2.1 and Section 2.2.2 shall be the consolidated and consolidating financial statements of Concert and all such consolidated subsidiaries.

2.3 Notice of Litigation and Defaults. Subject to Section 2.4, during the License Option Term, but, for the avoidance of doubt, ending once Celgene has exercised all of its License Options if such exercises occur prior to the end of the License Option Term, promptly after the occurrence thereof, Concert shall (i) notify Celgene of the initiation of any action, suit, proceeding, or governmental inquiry against Concert involving a claim for more than $[**] or for injunctive relief; and (ii) notify Celgene of any default by Concert under any agreement for borrowed money in excess of $[**] or any other material agreement of any kind. In each case, such notice shall be delivered together with a reasonably detailed description of the action taken or proposed to be taken by Concert with respect thereto.

2.4 Restrictions on Access to Information. The rights granted under Sections 2.1 through 2.3 will be subject to the following restrictions:

2.4.1 Concert may provide access to information and materials as provided in Sections 2.1 through 2.3 which have been redacted to remove information on Concert development programs that are the subject of collaboration or license agreements or information regarding ongoing business development activities between Concert and Third Parties, and may refuse to provide information about such programs.

2.4.2 Concert will have no obligation to provide any information pursuant to Sections 2.1 through 2.3 during any period when no Licensed Product is undergoing any clinical and pre-clinical development activities.

2.4.3 Concert will have no obligation to provide any information pursuant to Section 2.2 or 2.3 during any period in which Concert is a publicly traded company.

2.4.4 Concert will have no obligation to provide any information pursuant to Sections 2.1 through 2.3 following a Change of Control of Concert, if following such Change of Control no shareholder of Concert prior to such Change of Control (other than the Person acquiring Control of Concert) retains, following such Change of Control, the right to designate a director of Concert or board observer rights by virtue of its continued shareholdings in Concert following such Change of Control.

2.4.5 All information provided to Celgene by Concert pursuant to Sections 2.1 through 2.3 shall be treated as Confidential Information of Concert. Celgene hereby acknowledges that it is aware (and that prior to their receipt of any Confidential Information its Representatives will be advised) of the United States and other applicable securities laws regarding the use of material, non-public information, including restrictions on trading.

ARTICLE 3

JOINT COMMITTEES AND REPORTING

3.1 Joint Steering Committees.

3.1.1 The Parties will establish a separate committee (the “Joint Steering Committee” or the “JSC”) to review each Development Program and oversee progress of the activities conducted thereunder and facilitate the sharing of information among the Parties with respect to such activities.

3.1.2 Each JSC shall be comprised of [**] of Celgene USA, [**] of CIS, and [**] of Concert. Each Party shall make its designation of its Representatives for the [**] Products Development Program within [**] Business Days following the Effective Date and for the [**] Products, [**] Products and [**]Option Products Development Programs, promptly after the exercise of the applicable License Option with respect thereto. Each Party may substitute one or more of its Representatives, in its sole discretion, effective upon notice to the other Parties of such change. A Representative of a Party serving as a member of one JSC may serve on any or all of the other JSCs. Prior to First Phase 1 Completion, [**] Representative shall be the chairperson of each JSC. Following First Phase 1 Completion, [**] Representative shall be the chairperson of each JSC.

3.1.3 Each JSC shall meet within [**] days after the Effective Date, or at such further time as agreed by the mutual consent of the Parties, and, thereafter, [**]; provided that following the completion of the first Phase 1 Clinical Trial of a Licensed Product, Celgene may, upon written notice to Concert, reduce the number of such required meetings of the JSC with oversight of such Licensed Product to [**]. The chairperson of the JSC shall be responsible for calling meetings of the JSC and for leading the meetings. Each Party may have in attendance one or more other non-voting employees or other Representatives from time to time, by written consent of the Parties, with such consent not to be unreasonably withheld or delayed, subject to any such Representative’s written agreement to comply with requirements of confidentiality and non-use at least as stringent as those set forth in ARTICLE 9. The location of meetings of the JSC shall alternate between Celgene USA’s principal place of business and Concert’s principal place of business, or as otherwise agreed by the Parties. The JSC may also meet by means of a telephone conference call or videoconference. The chairperson may convene a special meeting of the JSC for the purpose of resolving disputes of the JSC.

3.1.4 The Parties shall each bear their own costs and expenses related to their participation in the JSCs.

3.1.5 A JSC has the authority to amend or replace its corresponding Development Plan from time to time, provided that any such amended or replacement Development Plan shall be consistent with Celgene’s obligations under Section 5.1, but shall have no authority to amend this Agreement. If the JSC’s amendments to the Development Plan result in additional expenses, the JSC shall discuss in good faith which Party shall be responsible for such additional expenses, subject to Section 3.3.2(ii).

3.1.6 Each JSC shall be disbanded and its activities hereunder terminated within [**] days after completion of its corresponding Development Program, unless otherwise mutually agreed by the Parties.

3.2 Joint Patent Committee.

3.2.1 The Parties will establish a committee (the “Joint Patent Committee” or the “JPC”) to (i) discuss all patent matters relating to the Concert Patents that cover Licensed Products; (ii) ensure each Party has a reasonable opportunity to review, comment and cooperate in the preparation, prosecution, maintenance, and enforcement of the Concert Patents that cover Licensed Products; and (iii) discuss updates provided to the JPC by Concert during the License Option Term with respect to the status of Concert Patents that cover [**] Products and [**] Products.

3.2.2 The JPC shall be comprised of [**] of Celgene USA, [**] of CIS, and [**] of Concert. Each Party shall make its designation of its Representatives within [**] Business Days following the Effective Date, and each Party may substitute one or more of its Representatives, in its sole discretion, effective upon notice to the other Party of such change. [**] Representative shall be the chairperson of the JPC.

3.2.3 The chairperson of the JPC shall call meetings of the JPC as needed and upon the request of either Party. The location of meetings of the JPC shall alternate between Celgene USA’s principal place of business and Concert’s principal place of business, or as otherwise agreed by the Parties. The JPC may also meet by means of a telephone conference call or videoconference by mutual agreement of the Parties.

3.2.4 The Parties shall each bear their own costs and expenses related to their participation in the JPC.

3.3 Committee Decisions.

3.3.1 The intent of the Parties is for each JSC and the JPC to use reasonable efforts to achieve, and then act, by consensus of the members of the JSC or JPC, as applicable, on all issues properly before the committee for decision. In voting on all matters properly before the JSC or JPC, Celgene shall collectively have one vote, to be cast by the Celgene USA member, and Concert shall have one vote. Each Party acknowledges that the members of a Committee represent the Party that has appointed them and agrees that the other Party’s members may act and vote in a manner that the Committee member deems is in the best interest of the Party that it represents.

3.3.2 If a JSC or the JPC is unable to reach consensus on an issue properly before it, then any Party may escalate the dispute for potential resolution by agreement of a designee of Celgene USA (who may act on behalf of CIS) and the Chief Executive Officer or Chief Operating Officer of Concert on behalf of Concert. Celgene USA will identify its designee no later than the first meeting of a JSC or the JPC. If such individuals are not able to reach consensus on such issue within [**] days after referral to them, then any Party may escalate the dispute for potential resolution by agreement of the President of Celgene USA (who may act on behalf of CIS) and the CEO of Concert. If such individuals are not able to reach consensus on such issue within [**] days after referral to them, then:

(i) Any Party may refer such dispute among the JPC to a third party patent expert mutually agreeable to the Parties and bound by requirements of confidentiality and non-use at least as stringent as those set forth in ARTICLE 9.

(ii) Any such dispute among a JSC will be decided by the chairperson of the JSC; provided however, that (A) no such decision may require any Party whose Representative is not the chairperson of the JSC to provide resources beyond those such Party is required to provide pursuant to this Agreement, as it exists on the Effective Date or as subsequently amended by mutual written agreement of the Parties after the Effective Date, and (B) no such decision may be inconsistent with the express terms of ARTICLE 1 through ARTICLE 14 of this Agreement, be used to unilaterally amend this Agreement (except for the Development Plan in accordance with the foregoing process), or resolve any dispute among the Parties as to their respective rights and obligations under this Agreement (except for disputes among the members of the JSC on issues properly before the committee for decision as provided in this Section 3.3.2(ii)).

3.4 Discontinuation of Participation on a Committee. Unless earlier disbanded pursuant to Section 3.1.6 with respect to a JSC, each of the JSCs and the JPC shall continue to exist until the first to occur of (i) the Parties mutually agreeing to disband such committee, or (ii) a Party providing the other Parties written notice of its intention to disband and no longer participate in such committee; provided that (A) [**] may only exercise such right to disband a committee following the completion of the first Phase 1 Clinical Trial of a Licensed Product; (B) [**] may only exercise such right to disband a committee following the completion of the first Phase III Clinical Trial of a Licensed Product; and (C) if all JSCs have not been disbanded, the JPC shall continue to exist for the purpose of discussing patent matters relating to the Concert Patents that cover Licensed Products for which a JSC continues to exist. After a committee is disbanded under clause (i) or (ii) of this Section 3.4, any decisions previously within the purview of such committee shall be decisions between the Parties and must be mutually agreed; provided that after First Phase 1 Completion any disputes between the Parties regarding a matter previously within the purview of such committee shall be decided by [**], but shall be subject to the limitations set forth in clauses (A) and (B) of Section 3.3.2(ii). In addition, after a JSC is disbanded under this Section 3.4 and before the first commercial sale of a Licensed Product that was subject to such JSC’s oversight, no more than [**], Concert may request, and Celgene shall use Commercially Reasonable Efforts to provide Concert within [**] days after such request, a reasonably detailed written update with respect to Celgene’s activities related to the applicable Licensed Product. Concert shall have the opportunity to reasonably seek further explanation or clarification of matters covered in such updates and to provide observations and suggestions to Celgene regarding the subject matter thereof, and Celgene shall use Commercially Reasonable Efforts to provide such explanation or clarification and shall consider such observations and suggestions in good faith.

ARTICLE 4

DEVELOPMENT PROGRAMS

4.1 Disclosure of Technology.

Within [**] days after the Effective Date, Concert will use Commercially Reasonable Efforts to disclose to Celgene or their designated Affiliate all Concert Technology controlled by Concert as of the Effective Date that may be reasonably necessary or useful to Celgene to develop, manufacture, seek or obtain Regulatory Approval for, or commercialize Licensed Products, [**] Products, and [**] Products and efficiently exploit the rights and licenses granted to Celgene under this Agreement with respect to Licensed Products, [**] Products, and [**] Products. In addition, from time-to-time throughout the Term, and at any time during the Term at the reasonable request of Celgene, Concert will use Commercially Reasonable Efforts to disclose to Celgene or their designated Affiliate all Concert Technology required to be disclosed to Celgene pursuant to Section 6.2.4; provided that in no event shall Concert be required to disclose Concert Technology with respect to [**] Products and [**] Products more than [**] and following the expiration of the License Option Term Concert shall only be obligated to disclose Concert Technology with respect to Licensed Products. Without limiting the foregoing, Concert will, to the extent in the possession of Concert’s internal and external U.S. patent attorney(s) or agent(s) that have been involved in prosecution of the Concert Patents and Concert employees that have been involved in the prosecution of the Concert Patents, use Commercially Reasonable Efforts to, at the reasonable request of Celgene, disclose to Celgene for each of the Concert Patents which cover Licensed Products, [**] Products, and [**] Products: invention disclosures, prior art search results and related memoranda and patentability opinions or evaluations, validity and enforceability searches and opinions or evaluations, freedom to operate searches and opinions or evaluations, and correspondence with and interview notes or other notes regarding communications with any of the inventor(s), in each case where such information relates to Licensed Products, [**] Products, and [**] Products; provided that following the expiration of the License Option Term Concert shall only be obligated to disclose such information and materials with respect to Licensed Products. To the extent not provided before the Effective Date, Concert will use Commercially Reasonable Efforts to provide the foregoing that exists on the Effective Date within [**] days after the Effective Date. With respect to any such new information created after the Effective Date, where such information relates to Licensed Products, Concert shall use Commercially Reasonable Efforts to provide it within [**] days after request by Celgene therefor no more than [**]. Should the Licensed Products increase during the Term by Celgene’s exercise of a License Option pursuant to Section 11.1, Concert shall use Commercially Reasonable Efforts to disclose to Celgene or their designated Affiliate all Concert Technology controlled by Concert as of the date of exercise of the License Option that may be reasonably necessary or useful to Celgene to develop, manufacture, seek or obtain Regulatory Approval for, or commercialize the added Licensed Products, and efficiently exploit the rights and licenses granted to Celgene under this Agreement with respect to such added Licensed Product, within [**] days after the date of exercise of the License Option. Prior to the exercise by Celgene of a Licensed Option with respect to [**] Products, [**] Products or [**]Option Products, during the License Option Term and no more than [**], Celgene may request, and Concert shall use Commercially Reasonable Efforts to provide within [**] days after such request, a reasonably detailed written update with respect to Concert’s activities related to such [**] Products, [**] Products or [**]Option Products; provided that Concert shall only be required to provide updates with respect to [**]Option Products that Concert knows, without any duty of inquiry, contain molecules eligible for selection as [**]Option pursuant to Section 11.1.5(i).

4.2 Purpose, Conduct, and Costs of Development Programs.

4.2.1 The goal as of the Effective Date is to: (i) complete pre-clinical research of [**] Products; (ii) evaluate the potential to advance one or more [**] Product(s) through clinical research; and (iii) conduct at least one Phase 1 Clinical Trial for a [**] Product.

4.2.2 As among the Parties, Concert shall be responsible for pre-clinical and clinical development activities through and including First Phase 1 Completion for [**] Products and all costs and expenses associated therewith. After First Phase 1 Completion with respect to each [**] Product, as among the Parties, except as otherwise specified in clause (ii) below or in Section 4.2.4, (i) Celgene shall be responsible for all activities conducted with respect to such [**] Product and all costs and expenses associated therewith; and (ii) Concert shall be responsible for such any additional Phase 1 Clinical Trials for [**] Products the Parties mutually agree that Concert will conduct, and costs and expenses associated therewith to the extent the Parties may mutually agree, as set forth in the Development Plan for [**] Products.

4.2.3 As among the Parties, Concert shall be responsible for pre-clinical and clinical development activities for [**] Products, [**] Products, and [**]Option Products, and all costs and expenses associated therewith, until the later of First Phase 1 Completion and exercise of the License Option set forth in ARTICLE 11 for such [**] Products, [**] Products, and/or

[**]Option Products, as appropriate, but shall have no obligation to conduct any such pre-clinical and clinical development activities for any such category of products unless and until Celgene exercises the License Option as to such category of products and such activities are set forth in a Development Plan as set forth in Section 4.2.4. After the later of First Phase 1 Completion and exercise of the License Option set forth in ARTICLE 11 for such [**] Products, [**] Products, and/or [**]Option Products, as appropriate, as among the Parties, except as specified in Section 4.3, Celgene shall be responsible for all activities conducted with respect to such [**] Products, [**] Products, and/or [**]Option Products, as appropriate, and all costs and expenses associated therewith.

4.2.4 Promptly following the exercise by Celgene of the License Option set forth in ARTICLE 11 for [**] Products, [**] Products, and/or [**]Option Products, as appropriate, the Parties shall mutually agree to a Development Plan for the applicable Licensed Products which covers the Parties’ activities through First Phase 1 Completion for such Licensed Products; provided, however, that such Development Plan must, unless otherwise agreed to by the Parties, provide that Concert shall be responsible for pre-clinical and clinical development activities through and including First Phase 1 Completion for the applicable Licensed Products and all costs and expenses associated therewith.

4.3 Pre-Clinical, Clinical and Commercial Supply of Licensed Products.

4.3.1 Concert shall be solely responsible for manufacturing, or having manufactured by its designees, all pre-clinical and clinical supply of any [**] Products necessary to conduct their respective Development Programs until First Phase 1 Completion, and if a second Phase 1 Clinical Trial is conducted for a [**] Product, then until completion and delivery of the final study report for such second Phase 1 Clinical Trial. Concert shall be solely responsible for all costs and expenses associated with the foregoing.

4.3.2 Except as provided in Section 4.3.1, Celgene shall be solely responsible for manufacturing, or having manufactured by its designees, all clinical supply of any Licensed Products, but Concert shall use Commercially Reasonable Efforts to assist Celgene or their designated Affiliate in manufacturing or having manufactured Licensed Products.

4.4 Regulatory Affairs.

4.4.1 As among the Parties, Celgene shall have the sole right to apply for and secure Regulatory Approvals for the Licensed Products that may be available under the Law of any country, including any data or market exclusivity periods, and shall be responsible for preparing, seeking, submitting and maintaining all INDs, NDAs and other regulatory filings and Regulatory Approvals for each Licensed Product, including preparing all reports necessary as part of a regulatory filing or Regulatory Approval and for all communications with Regulatory Authorities, in each case in the name of Celgene or their Affiliate or sublicensee. Concert shall in good faith cooperate with Celgene and such Affiliates and sublicensee(s) and take reasonable actions, at Celgene’s expense, to assist Celgene and such Affiliates and sublicensee(s) in obtaining such Regulatory Approvals in each country, including providing data within the Concert Technology in the form as may be requested by Celgene from time to time for disclosure to Regulatory Authorities.

4.4.2 Each Party shall immediately notify the other Party upon receiving information concerning any serious adverse event involving a Licensed Product and shall provide to such other Party, unless prohibited by applicable Law or contract with a Third Party, a copy of: (i) all relevant adverse event reports which it submits to any Regulatory Authority in respect of the Licensed Product, and (ii) any other information relating to such adverse event as the other Party may reasonably request to comply with its pharmacovigilance obligations with respect to Licensed Products.

4.4.3 The Parties shall, as appropriate, execute and file with the applicable Regulatory Authority a transfer of research obligations or similar document in connection with any Clinical Trial of a Licensed Product that is conducted by Concert in accordance with Section 4.2, including as appropriate to enable contract research organizations to perform activities for which they are engaged for any such Clinical Trial.

4.5 Publication of Clinical Trial Results.

Notwithstanding anything to the contrary in ARTICLE 9, Celgene may publish any data, including any data within the Concert Technology, resulting from Clinical Trials conducted hereunder on a Licensed Product (including data generated by Concert under a Development Program) in Celgene’s discretion; provided that Celgene shall provide Concert a copy of any such publication, which may be in draft form, prior to such publication for Concert’s advance review thereof.

4.6 Development Recordkeeping and Access.

Concert will prepare and maintain, and shall require all approved subcontractors to keep, accurate records and books relating to the progress and status of its activities under each Development Plan and otherwise in relation to the development of Licensed Products. From time-to-time throughout the Term (but not more than [**]), upon reasonable advance notice by Celgene, Concert will disclose to or permit direct access to, during regular business hours, Celgene, Celgene’s designated Affiliate or Celgene’s designated Third Party to all records, books and data of Concert, its Affiliates and, to the extent Concert has the ability to so disclose or permit direct access, their subcontractors related to the foregoing.

4.7 Compliance with Laws.

Each Party shall, and shall cause its Affiliates and its and their respective Representatives and subcontractors to, use Commercially Reasonable Efforts to comply strictly with all applicable Laws in connection with the Development Program, including, as applicable, the FDCA and associated rules and regulations, including current Good Clinical Practices, current Good Laboratory Practices, and current Good Manufacturing Practices, the United States Health Insurance Portability and Accountability Act of 1996 and its applicable rules and regulations, the U.S. Occupational Safety and Health Act and its applicable rules and regulations, the Foreign Corrupt Practices Act, anti-bribery laws, and foreign equivalents thereto.

ARTICLE 5

CERTAIN COVENANTS

5.1 Diligence Obligation of Celgene

5.1.1 Following First Phase 1 Completion with respect to the [**] Products, Celgene shall use Commercially Reasonable Efforts to attempt to develop, achieve Regulatory Approval for, and commercialize such Licensed Products, until such time when relevant comparative metrics taken as a whole between such Licensed Products and their Non-Deuterated Equivalents have established, in Celgene’s reasonable discretion, that such Licensed Products are not substantial improvements over their Non-Deuterated Equivalents. If Celgene determines that such Licensed Product is not a substantial improvement over their Non-Deuterated Equivalents, Celgene will provide written notice of this determination to Concert.

5.1.2 Upon and after the exercise of a License Option, and following First Phase 1 Completion with respect to the Licensed Product(s) that are the subject of the License Option, Celgene shall use Commercially Reasonable Efforts to attempt to develop, achieve Regulatory Approval for, and commercialize the Licensed Product(s) that are the subject of the License Option, until such time when relevant comparative metrics taken as a whole between such Licensed Products and their Non-Deuterated Equivalents have established, in Celgene’s reasonable discretion, that such Licensed Products are not substantial improvements over their Non-Deuterated Equivalents. If Celgene determines that such Licensed Products are not a substantial improvement over their Non-Deuterated Equivalents, Celgene will provide written notice of this determination to Concert.

5.2 Exclusivity.

5.2.1 Concert shall not, and Concert shall cause its Affiliates not to, research, develop or commercialize any Licensed Product other than as permitted in connection with this Agreement.

5.2.2 Concert shall not, and Concert shall cause its Affiliates not to, grant or offer to grant a license under any Concert Patents or Concert Technology, or work independently or with or for the benefit of itself or any Third Party, with respect to the research, development or commercialization of any Licensed Product, other than as expressly contemplated by this Agreement.

5.2.3 From the Effective Date until [**] years after the Effective Date Concert shall not, and Concert shall cause its Affiliates not to, (i) commercialize any [**] Product or (ii) grant or offer to grant a license under any Concert Patents or Concert Technology, or work independently or with or for the benefit of itself or any Third Party, with respect to the commercialization of any product containing [**].

5.2.4 From the Effective Date until [**] years after the Effective Date Concert shall not, and Concert shall cause its Affiliates not to, (i) commercialize any [**] Product or (ii) grant or offer to grant a license under any Concert Patents or Concert Technology, or work independently or with or for the benefit of itself or any Third Party, with respect to the commercialization of any product containing [**].

5.2.5 From the Effective Date until [**] years after the Effective Date Concert shall not, and Concert shall cause its Affiliates not to, without the advance written consent of Celgene either (i) commercialize any product that is eligible for selection as a [**]Option Product or (ii) grant or offer to grant a license under any Concert Patents or Concert Technology, or work independently or with or for the benefit of itself or any Third Party, with respect to the commercialization of any product that is eligible for selection as a [**]Option Product, in each case of (i) and (ii) limited to those products that Concert knows, without any duty of inquiry, contain molecules eligible for selection as [**]Option pursuant to Section 11.1.5(i).

ARTICLE 6

INTELLECTUAL PROPERTY OWNERSHIP AND LICENSES

6.1 Ownership Of New Technology and Patents.

6.1.1 Inventorship of all inventions and discoveries conceived, reduced to practice, discovered or made pursuant to this Agreement, whether or not patentable, shall be determined in accordance with U.S. patent laws.

6.1.2 As among the Parties, ownership of all inventions and discoveries conceived, reduced to practice, discovered or made or created during the Term of this Agreement shall be determined consistent with inventorship, as determined pursuant to Section 6.1.1.

6.1.3 Each Party shall (i) execute all further instruments to document, record or perfect the Party’s respective ownership consistent with this ARTICLE 6 as reasonably requested by the other Parties, and shall cause its respective Representatives to do the same, and (ii) make its Representatives available to the other Parties and their Representatives as reasonably requested in connection with the owner’s protection thereof, including seeking patents.

6.2 Concert Grants.

6.2.1 As of the Effective Date, subject to the terms and conditions of this Agreement, Concert grants to Celgene USA (i) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under the Concert USA Patents, to develop, make, use, offer for sale, sell and import Licensed Products worldwide; (ii) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under the Concert USA Patents, to develop, make, use, offer for sale, sell and import [**] Products worldwide; and (iii) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under the Concert USA Patents, to develop, make, use, offer for sale, sell and import [**] Products worldwide; provided that Celgene USA shall not (a) sublicense the rights granted under clauses (ii) and (iii) or otherwise exercise the rights granted under clauses (ii) and (iii) prior to the exercise of the License Option with respect to [**] Products or [**] Products, as applicable.

6.2.2 As of the Effective Date, subject to the terms and conditions of this Agreement, Concert grants to CIS (i) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under the Concert Foreign Patents, to make, use, offer for sale, sell and import Licensed Products worldwide; (ii) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under the Concert

Foreign Patents, to develop, make, use, offer for sale, sell and import [**] Products worldwide; and (iii) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under the Concert Foreign Patents, to develop, make, use, offer for sale, sell and import [**] Products worldwide; provided that CIS shall not (a) sublicense the rights granted under clauses (ii) and (iii) or otherwise exercise the rights granted under clauses (ii) and (iii) prior to the exercise of the License Option with respect to [**] Products or [**] Products, as applicable.

6.2.3 As of the Effective Date, subject to the terms and conditions of this Agreement, Concert grants to Celgene USA and CIS (i) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under Concert’s rights in the Concert Technology, to develop, make, use, offer for sale, sell and import Licensed Products worldwide; (ii) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under Concert’s rights in the Concert Technology, to develop, make, use, offer for sale, sell and import [**] Products worldwide; and (iii) an exclusive (including exclusive of Concert), royalty-bearing license, including the right to sublicense, under Concert’s rights in the Concert Technology, to develop, make, use, offer for sale, sell and import [**] Products worldwide; provided that Celgene USA and CIS shall not (a) sublicense the rights granted under clauses (ii) and (iii) or otherwise exercise the rights granted under clauses (ii) and (iii) prior to the exercise of the License Option with respect to [**] Products or [**] Products, as applicable.

6.2.4 If Concert first obtains a license after the Effective Date from any Third Party for any patents or technology that is/are reasonably necessary for the exploitation of Licensed Products and that include(s) the right to sublicense consistent with Section 6.2.1, 6.2.2, or 6.2.3, then Concert shall notify Celgene accordingly, including any royalties and other amounts that would be payable to the Third Party associated with the sublicensing thereof to Celgene hereunder, Celgene may elect, by written notice to Concert within [**] days following Concert’s notification to Celgene of such license, to obtain a sublicense thereunder. If Celgene so elects, the subject patents or technology shall be deemed Concert USA Patents, Concert Foreign Patents or Concert Technology, as applicable, and, subject to Section 7.5.1, thereafter Celgene shall be responsible for all associated royalties and other amounts due to the Third Party for Celgene’s exercise of the sublicensed rights. Notwithstanding anything to the contrary herein, unless Celgene elects to include such patents or technology licensed by Concert from Third Parties after the Effective Date in the Concert USA Patents, Concert Foreign Patents or Concert Technology, as applicable, as set forth in this Section 6.2.4, such patents and technology shall be excluded from the Concert USA Patents, Concert Foreign Patents and Concert Technology and shall not be sublicensed to Celgene hereunder.

6.3 Celgene Grants.

6.3.1 As of the Effective Date, subject to the terms and conditions of this Agreement, Celgene USA grants to Concert a non-exclusive, royalty-free, license, under all patents and patent applications owned by or licensed (with a right to sublicense to Concert as provided herein, including the Concert Patents) to Celgene USA, to develop, make, use, and import Licensed Products solely to the extent required by Concert to fulfil its obligations under the Development Program or Section 4.2.4.

6.3.2 As of the Effective Date, subject to the terms and conditions of this Agreement, CIS grants to Concert a non-exclusive, royalty-free license, under all patents and patent applications owned by or licensed (with a right to sublicense to Concert as provided herein, including the Concert Patents) to CIS, to develop, make, use, and import Licensed Products solely to the extent required by Concert to fulfil its obligations under the Development Program or Section 4.2.4.

6.3.3 As of the Effective Date, subject to the terms and conditions of this Agreement, Celgene USA grants to Concert a non-exclusive, royalty-free, license, under all technology owned by or licensed (with a right to sublicense to Concert as provided herein, including the Concert Technology) to Celgene USA, to develop, make, use, and import Licensed Products solely to the extent required by Concert to fulfil its obligations under the Development Program or Section 4.2.4.

6.3.4 As of the Effective Date, subject to the terms and conditions of this Agreement, CIS grants to Concert a non-exclusive, royalty-free, license, under all technology owned by or licensed (with a right to sublicense to Concert as provided herein, including the Concert Technology) to CIS, to develop, make, use, and import Licensed Products solely to the extent required by Concert to fulfil its obligations under the Development Program or Section 4.2.4.

6.4 Reservation of Rights.

Except as expressly stated in this Agreement, no rights or licenses are granted under this Agreement by either Party or its Affiliates under any intellectual property of such Party or its Affiliates to the other Party or its Affiliates, whether by implication, estoppel or otherwise, and all such rights not expressly granted are hereby reserved by each Party and its Affiliates. Notwithstanding the exclusive licenses granted to Celgene pursuant to Section 6.2, Concert retains the right to practice under the Concert Patents and Concert Technology to perform (and to sublicense Third Parties to perform) its obligations under this Agreement.

ARTICLE 7

LICENSE FEES AND PAYMENTS

7.1 License and Access Fee.

7.1.1 Within [**] days after the Effective Date, Celgene USA shall pay to Concert a one-time, non-refundable, non-creditable upfront license fee of Seventeen Million and Five Hundred Thousand United States Dollars ($17,500,000.00).

7.1.2 Within [**] days after the Effective Date, CIS shall pay to Concert a one-time, non-refundable, non-creditable upfront license fee of Seventeen Million and Five Hundred Thousand United States Dollars ($17,500,000.00).

7.2 Development Milestone Payments.

7.2.1 Celgene shall notify Concert within [**] Business Days of the occurrence of each of the following events indicated in Table 7.2.1 below as a “Development Milestone” in connection with a [**] Product (each such event, a “[**] Milestone Event”) other than with respect to the [**] Milestone Event for First Phase 1 Completion, for which Concert shall notify Celgene in writing within [**] Business Days following the occurrence of the [**] Milestone Event for First Phase 1 Completion. Subject to Sections 7.2.5 and 7.2.6, Celgene shall pay to Concert the “Milestone Payment” set forth in Table 7.2.1 below corresponding to a [**] Milestone Event within [**] days after the occurrence of such [**] Milestone Event (each such payment, a “[**] Milestone Event Payment”). Celgene USA shall pay to Concert the [**] Milestone Event Payments associated with [**]; CIS shall pay to Concert the [**] Milestone Event Payments associated with (A) [**], or (B) [**], and Celgene USA and CIS [**] pay to Concert [**] percent ([**]%) of the remaining [**] Milestone Event Payments.

Table 7.2.1: [**] Products Development Milestones
[**] Development Milestones	Milestone Payment - 1st Indication (in millions)		Milestone Payment - 2nd Indication (in millions)		Milestone Payment - 3rd Indication (in millions)		Milestone Payment - 4th or further Indication (in millions)

(a) First Phase 1 Completion	$8.00		$0.00		$0.00		$0.00

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

Subtotal - [**] Development Milestones	$133.00		$82.50		$55.00		$0.00

7.2.2 If Celgene has exercised its option pursuant to Section 11.1.3, then: (i) Celgene shall notify Concert within [**] Business Days of the occurrence of each of the following events indicated in Table 7.2.2 below as a “Development Milestone” in connection with a [**] Product, (each such event, a “[**] Milestone Event”) other than with respect to the [**] Milestone Event for [**], for which Concert shall notify Celgene in writing within [**] Business Days following the occurrence of such [**] Milestone Event for [**]; and (ii) subject to Sections 7.2.5 and 7.2.6, Celgene shall pay to Concert the “Milestone Payment” set forth in Table 7.2.2 below corresponding to a [**] Milestone Event within [**] days after the occurrence of such [**] Milestone Event (each such payment, a “[**] Milestone Event Payment”). Celgene USA shall pay to Concert the [**] Milestone Event Payments associated with [**]; CIS shall pay to Concert the [**] Milestone Event Payments associated with (A) [**] or (B) [**]; and Celgene USA and CIS [**] pay to Concert [**] percent ([**]%) of the remaining [**] Milestone Event Payments.

Table 7.2.2: [**] Products Development Milestones
[**] Development Milestones	Milestone Payment - 1st Indication (in millions)		Milestone Payment - 2nd Indication (in millions)		Milestone Payment - 3rd Indication (in millions)		Milestone Payment - 4th or further Indication (in millions)

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

Subtotal - [**] Development Milestones	$133.00		$82.50		$55.00		$0.00

7.2.3 If Celgene has exercised its option pursuant to Section 11.1.4, then: (i) Celgene shall notify Concert within [**] Business Days of the occurrence of each of the following events indicated in Table 7.2.3 below as a “Development Milestone” in connection with a [**] Product, (each such event, a “[**] Milestone Event”) other than with respect to the [**] Milestone Event for [**], for which Concert shall notify Celgene in writing within [**] Business Days following the occurrence of such [**] Milestone Event for [**]; and (ii) subject to Sections 7.2.5 and 7.2.6, Celgene shall pay to Concert the “Milestone Payment” set forth in Table 7.2.3 below corresponding to a [**] Milestone Event within [**] days after the occurrence of such [**] Milestone Event (each such payment, a “[**] Milestone Event Payment”). Celgene USA shall pay to Concert the [**] Milestone Event Payments associated with [**]; CIS shall pay to Concert the [**] Milestone Event Payments associated with (Ai) [**] or (B) [**]; and Celgene USA and CIS [**] pay to Concert [**] percent ([**]%) of the remaining [**] Milestone Event Payments.

Table 7.2.3: [**] Products Development Milestones
[**] Development Milestones	Milestone Payment 1st Indication (in millions)		Milestone Payment 2nd Indication (in millions)		Milestone Payment 3rd Indication (in millions)		Milestone Payment 4th or further Indication (in millions)

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

Subtotal - [**] Development Milestones	$133.00		$82.50		$55.00		$0.00

7.2.4 If Celgene has exercised its option pursuant to Section 11.1.5, then: (i) Celgene shall notify Concert within [**] Business Days of the occurrence of each of the following events indicated in Table 7.2.4 below as a “Development Milestone” in connection with a [**]Option Product, (each such event a “[**]Option Milestone Event Payment”) other than with respect to the [**]Option Milestone Event for [**], for which Concert shall notify Celgene in writing within [**] Business Days following the occurrence of such [**] Option Milestone Event for [**]; and (ii) subject to Sections 7.2.5 and 7.2.6, Celgene shall pay to Concert the “Milestone Payment” set forth in Table 7.2.4 below corresponding to a [**]Option Milestone Event within [**] days after the occurrence of such [**]Option Milestone Event (each such payment, a “[**]Option Milestone Event Payment”). Celgene USA shall pay to Concert the [**]Option Milestone Event Payments associated with [**]; CIS shall pay to Concert the [**]Option Milestone Event Payments associated with (A) [**] or (B) [**]; and Celgene USA and CIS [**] pay to Concert [**] percent ([**]%) of the remaining [**]Option Milestone Event Payments.

Table 7.2.4: [**]Option Products Development Milestones
[**]Option Development Milestones	Milestone Payment 1st Indication (in millions)		Milestone Payment 2nd Indication (in millions)		Milestone Payment 3rd Indication (in millions)		Milestone Payment 4th or further Indication (in millions)

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

[**]	[**	]	[**	]	[**	]	[**	]

Subtotal - [**]Option Development Milestones	$133.00		$82.50		$55.00		$0.00

7.2.5 Celgene shall not be required to make any payment for receipt of Regulatory Approval in a specific jurisdiction for a second or further indication for any [**] Product, [**] Product, [**] Product, or [**]Option Product if, at the time of filing for Regulatory Approval in such jurisdiction for such second or further indication, Celgene or their Affiliates have received Regulatory Approval in such jurisdiction for a Non-Deuterated Equivalent of such [**] Product, [**] Product, [**] Product, or [**]Option Product for such second or further indication.

7.2.6 If any Development Milestone described in row (b), (c), (d) or (e) of Table 7.2.1, 7.2.2, 7.2.3 or 7.2.4 above occurs before or concurrently with the Development Milestone described in row (a) of such table, Celgene shall also pay the Milestone Payment set forth in row (a) of such table when such later Milestone Payment is paid, regardless of whether the Development Milestone described in row (a) has been achieved. In addition, if the Development Milestone described in row (a) of Table 7.2.2, 7.2.3 or 7.2.4 is achieved prior to the exercise of the License Option with respect to the applicable Licensed Product, the Milestone Payment set forth in row (a) of the applicable table shall be due concurrently with the payment of the applicable License Option exercise fees set forth in Section 11.1.2.

7.2.7 For the avoidance of doubt, if any [**] Product, [**] Product, [**] Product, or [**]Option Product is moved from a later to an earlier line setting (e.g., from third-line therapy to second-line therapy), such move will not be considered an additional indication, no milestone events will be triggered, and no milestone payments will be due as a result of such move.

7.3 Royalty Payments on Sales.

7.3.1 Celgene shall pay to Concert royalties on Net Sales of each Licensed Product, on a country-by-country basis, until the latest of (i) the last to expire Valid Claim of the Concert Patents covering the manufacture, use, offer for sale, sale or importation of the Licensed Product in the country, (ii) the expiration of Regulatory Exclusivity for the Licensed Product in the country, or (iii) ten (10) years after Launch of the Licensed Product in the country (“Royalty Term”). Upon expiration of the applicable Royalty Term, provided that all payments are made by Celgene to Concert in accordance with Section 12.3.1, the license granted for such Licensed Product in such country shall be deemed fully paid up, irrevocable and non-terminable during and after the Term as set forth in Section 12.3.1.

7.3.2 Subject to Sections 7.3.6 and 7.5.1, as to Net Sales of [**] Products made during the Royalty Term, Celgene shall pay to Concert as follows:

(i) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(ii) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iii) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iv) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(v) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) in each calendar year.

Celgene USA shall pay to Concert royalties attributable to Net Sales of [**] Products in the United States; CIS shall pay to Concert royalties attributable to Net Sales of [**] Products in all other jurisdictions.

7.3.3 If Celgene has exercised its option pursuant to Section 11.1.3, then, subject to Sections 7.3.6 and 7.5.1, as to Net Sales of [**] Products made during the Royalty Term, Celgene shall pay to Concert as follows:

(i) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(ii) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iii) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iv) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(v) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) in each calendar year.

Celgene USA shall pay to Concert royalties attributable to Net Sales of [**] Products in the United States; CIS shall pay to Concert royalties attributable to Net Sales of [**] Products in all other jurisdictions.

7.3.4 If Celgene has exercised its option pursuant to Section 11.1.4, then, subject, then, subject to Sections 7.3.6 and 7.5.1, as to Net Sales of [**] Products made during the Royalty Term, Celgene shall pay to Concert as follows:

(i) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(ii) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iii) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iv) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(v) [**]% of worldwide Net Sales for the portion of Net Sales of [**] Products greater than [**] U.S. Dollars ($[**]) in each calendar year.

Celgene USA shall pay to Concert royalties attributable to Net Sales of [**] Products in the United States; CIS shall pay to Concert royalties attributable to Net Sales of [**] Products in all other jurisdictions.

7.3.5 If Celgene has exercised its option pursuant to Section 11.1.5, then, subject to Sections 7.3.6 and 7.5.1, as to Net Sales of [**]Option Products made during the Royalty Term, Celgene shall pay to Concert as follows:

(i) [**]% of worldwide Net Sales for the portion of Net Sales of [**]Option Products less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(ii) [**]% of worldwide Net Sales for the portion of Net Sales of [**]Option Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iii) [**]% of worldwide Net Sales for the portion of Net Sales of [**]Option Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(iv) [**]% of worldwide Net Sales for the portion of Net Sales of [**]Option Products greater than [**] U.S. Dollars ($[**]) and less than or equal to [**] U.S. Dollars ($[**]) in each calendar year; plus

(v) [**]% of worldwide Net Sales for the portion of Net Sales of [**]Option Products greater than [**] U.S. Dollars ($[**]) in each calendar year.

Celgene USA shall pay to Concert royalties attributable to Net Sales of [**]Option Products in the United States; CIS shall pay to Concert royalties attributable to Net Sales of [**]Option Products in all other jurisdictions.

7.3.6 On a Licensed Product-by-Licensed Product and country-by-country basis, the royalty rates set forth above in Sections 7.3.2 through 7.3.5 shall be reduced to [**]% of the otherwise applicable rate as to Net Sales occurring during any period within the Royalty Term when no issued Valid Claim of a Concert Patent or Regulatory Exclusivity covers the manufacture, use, offer for sale, sale or importation of such Licensed Product in such country.

7.3.7 Celgene shall provide a report to Concert with the Net Sales of each Licensed Product in each country and shall make the royalty payments and sales milestones payments described in Sections 7.3 and 7.4 within [**] Business Days after the end of the each calendar quarter of the Royalty Term, provided, however, that such report and payment shall be made after the last fiscal quarter of each fiscal year of Celgene USA within the first to occur of: (a) [**] days after Celgene USA’s public year-end earnings announcement or (b) [**] days after such fiscal quarter. Such royalty reports shall provide, on a Licensed Product-by-Licensed Product and country-by-country basis, invoiced amounts during the reporting period, deductions from such invoiced amounts by allowable category applied in the calculation of Net Sales during the reporting period, Net Sales during the reporting period, and the calculation of the resulting royalty payment due through the end of the reporting period.

7.4 Sales Milestone Payments.

7.4.1 Concert shall be entitled to a payment (a “Sales Milestone Payment”) of [**] dollars ($[**]) within [**] days after the end of the calendar quarter in which cumulative Net Sales of all [**] Products in all countries in a given calendar year first equal or exceed [**] dollars ($[**]). For the avoidance of doubt, Celgene shall only be required to pay such Sales Milestone Payment once during the Term of this Agreement. Celgene USA shall pay to Concert that percentage of such Sales Milestone Payment equal to the percentage of Net Sales of all [**] Products in the United States in the calendar quarters of the calendar year in which the Sales Milestone Payment was triggered; CIS shall pay to Concert the remainder of such Sales Milestone Payment.

7.4.2 Concert shall be entitled to Sales Milestone Payments of (i) [**] dollars ($[**]) within [**] days after the end of the calendar quarter in which cumulative Net Sales of all [**] Products in all countries in a given calendar year first equal or exceed [**] dollars ($[**]); and (ii) [**] dollars ($[**]) within [**] days after the end of the calendar quarter in which cumulative Net Sales of all [**] Products in all countries in a given calendar year first equal or exceed [**] dollars ($[**]). For the avoidance of doubt, Celgene shall only be required to pay such Sales Milestone Payments once during the Term of this Agreement. Celgene USA shall pay to Concert that percentage of such Sales Milestone Payments equal to the percentage of Net Sales of all [**] Products in the United States in the calendar quarters of the calendar year in which such Sales Milestone Payments were triggered; CIS shall pay to Concert the remainder of such Sales Milestone Payments. The Sales Milestone Payment set forth in this Section 7.4.2 shall be reduced to [**] percent ([**]%) of the otherwise applicable Sales Milestone Payment if the earliest acceptance for filing for Regulatory Approval in any of the US, the EU, a Major Market EU Country, or Japan for a [**] Product is not achieved on or before [**].

7.4.3 Concert shall be entitled to a Sales Milestone Payment of [**] dollars ($[**]) within [**] days after the end of the calendar quarter in which cumulative Net Sales of all [**] Products in all countries in a given calendar year first equal or exceed [**] dollars ($[**]). For the avoidance of doubt, Celgene shall only be required to pay such Sales Milestone Payment once during the Term of this Agreement. Celgene USA shall pay to Concert that percentage of such Sales Milestone Payment equal to the percentage of Net Sales of all [**] Products in the United States in the calendar quarters of the calendar year in which the Sales Milestone Payment was triggered; CIS shall pay to Concert the remainder of such Sales Milestone Payment.

7.5 Payment Offsets.

7.5.1 If, after the Effective Date, on a Licensed Product-by-Licensed Product and country-by-country basis, (i) Celgene or their Affiliate determines in good faith that in order to avoid infringement of any Blocking Third Party Patent Rights not licensed to it hereunder it is necessary to obtain a license from any Third Party(ies) to exploit any Licensed Product(s) in one or more country(ies), (ii) Celgene or their Affiliate is required by an order, judgment or similar action of a Governmental Authority to pay royalties or other amounts for the exploitation of any Licensed Product(s) in one or more country(ies) due to infringement of Blocking Third Party Patent Rights, or (iii) Celgene elects to include patents or technology relating to Licensed Product(s) licensed by Concert from Third Parties after the Effective Date in the Concert Patents or Concert Technology as set forth in Section 6.2.4, then Celgene may deduct from the any amounts otherwise due pursuant to Section 7.3 for such Licensed Product(s) in such country(ies) or any amounts due pursuant to Sections 7.2 or 7.4, [**] percent ([**]%) of any royalties or other amounts payable by Celgene or their Affiliates to such Third Party(ies) with respect to such Licensed Product(s) in such country(ies). If such amount to be deducted would reduce by more than [**] percent ([**]%) the royalties otherwise due during a royalty reporting period or any milestone payment due, then Celgene may deduct such amount so as to pay [**] percent ([**]%) of the royalties otherwise due during a royalty reporting period or a milestone payment due and apply the balance of such deduction to future royalties and milestone payments due (subject to the same limitation).

7.5.2 Celgene may deduct from the any amounts otherwise due pursuant to Sections 7.2 through 7.4, [**]%) of all of its and its Affiliates’ costs and expenses reasonably incurred in connection with any Third Party inter partes interferences, oppositions, nullity, cancellation, invalidation or other proceedings with a Third Party involving the Concert Patents pursuant to Sections 8.1.2 and 8.1.3, but excluding any such action or proceeding involving the [**] Patent Rights. If such amount to be deducted would reduce by more than [**] percent ([**]%) the royalties otherwise due during a royalty reporting period or any milestone payment due, then Celgene may deduct such amount so as to pay [**] percent ([**]%) of the royalties otherwise due during a royalty reporting period and all milestone payments otherwise due and apply the balance of such deduction to future royalties and milestone payments due (subject to the same limitation).

7.5.3 In no event shall the deductions permitted by Sections 7.5.1 and 7.5.2, in the aggregate, reduce the royalties otherwise due as to any Licensed Product during any royalty reporting period or any milestone payment due with respect to any Licensed Product by more than [**] percent ([**]%); provided, however, that if the amounts to be deducted as set forth in Sections 7.5.1 and 7.5.2 would reduce by more than [**] percent ([**]%) the royalties otherwise due as to any Licensed Product during any royalty reporting period or any milestone payment due with respect to any Licensed Product, Celgene may deduct such amounts so as to pay [**] percent ([**]%) of the royalties otherwise due during a royalty reporting period and all milestone payments otherwise due and apply the balance of such deductions to future royalties and milestone payments due (subject to the same limitation).

7.6 Overlapping Classification of Products.

If a Licensed Product is defined as falling within two or more categories of Licensed Products, then Celgene shall pay each Milestone Payment or Sales Milestone Payment for such Licensed Product when the applicable milestone event is first achieved, but shall only pay such Milestone Payment or Sales Milestone Payment once for such Licensed Product irrespective of the number of categories of Licensed Product into which such Licensed Product falls.

7.7 Method of Payments.

Each payment hereunder shall be made in United States Dollars by check or electronic funds transfer in immediately available funds to such bank account as Concert shall designate in writing to Celgene.

7.8 Inspection of Records.

7.8.1 During the Term and for at least [**] years thereafter, Celgene shall, and shall cause their Affiliates and sublicensees to, keep accurate books and records setting forth the Net Sales of each Licensed Product in each country. Celgene shall, and shall cause their Affiliates and sublicensees to, permit Concert, using independent certified public accountants engaged by Concert and approved by Celgene (not to be unreasonably withheld), to examine such books and records at any reasonable time, upon reasonable notice; provided, however, that Celgene and their Affiliates and sublicensees shall not be required to produce for inspection any such records relating to any period prior to the [**] then most recently ended calendar years. The foregoing right of examination may be exercised only [**] period of the Term and [**] year period after the Term. Celgene or their Affiliate or sublicensee may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event shall such accountants disclose to Concert any information, other than such as relates to the accuracy of the corresponding payments required to be made under this Agreement. The opinion of said independent accountants regarding such reports and related payments shall be binding on the Parties, other than in the case of manifest error. Concert shall bear the cost of any such examination and review; provided, however, that if the examination shows an underpayment of any amounts due of more than both (i) [**] percent ([**]%) of the amount due for an applicable calendar year and (ii) [**] U.S. Dollars ($[**]), then Celgene shall promptly reimburse Concert for Concert’s reasonable out-of-pocket expenses actually incurred in connection with such examination, to be split [**] Celgene USA and CIS. Celgene shall promptly pay to Concert the amount of any underpayment of amounts due revealed by any such examination, including interest in accordance with Section 7.10.

7.9 Tax Matters.

7.9.1 “Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, consumption, use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

7.9.2 The Parties agree to cooperate and produce on a timely basis any Tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to payments made by the other Party under this Agreement.

7.9.3 Any payments made by a Party pursuant to this Agreement shall not be reduced on account of any Taxes unless required by applicable Law. Concert shall be responsible for paying any and all Taxes (other than withholding taxes required to be paid by Celgene under applicable Law) levied on account of, or measured in whole or in part by reference to, any payments it receives. Celgene shall deduct or withhold from the payments any Taxes that Celgene is required to deduct or withhold under applicable Law. Notwithstanding the foregoing, if Concert is entitled under any applicable Tax treaty to a reduction in the rate of, or the elimination of, applicable withholding Tax, it may deliver to Celgene or the appropriate Governmental Authority (with the assistance of Celgene to the extent that such assistance is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Celgene of its obligation to withhold Tax, and Celgene shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Celgene has received evidence, in a form reasonably satisfactory to Celgene, of Concert’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [**] days before the time that the payments are due. If, in accordance with the foregoing, Celgene withholds any amount, it shall (i) timely remit to Concert the balance of such payment; (ii) timely remit the full amount withheld to the proper Governmental Authority; and (iii) send to Concert written proof of remittance of the full amount withheld within [**] days following remittance.

7.9.4 Notwithstanding Section 7.9.3, if, as a result of any change in the corporate status or location of Celgene USA or CIS, or the permitted assignment of this Agreement by Celgene USA or CIS, withholding taxes in addition to those that would be due in the absence of such change or assignment become due on payments from Celgene USA, CIS, or its permitted assignee to Concert that would not have been due absent such change in corporate status or location or permitted assignment, in whole or in part, then Celgene USA or CIS, as appropriate, will deduct withholding taxes in accordance with Section 7.9.3, but will, in addition to the sums otherwise payable under this Agreement, pay to Concert such further sum as will ensure that, after deduction of withholding taxes on all such sums, the net amount received by Concert equals the amount that Concert would have received had the additional withholding taxes not been deducted.

7.10 Late Payments. Any undisputed amount owed Celgene to Concert under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (i) the prime or equivalent rate per annum quoted by The Wall Street Journal, eastern U.S. edition, on the first Business Day after such payment is due, plus [**] percent ([**]%), or (ii) the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after such payments are due and compounded monthly. In addition, Celgene shall reimburse Concert for all reasonable costs, including attorneys’ fees and legal expenses, incurred in the collection of late payments.

ARTICLE 8

PATENTS AND INFRINGEMENT

8.1 Prosecution of Concert Patents.

8.1.1 Until Concert receives the first Milestone Payment pursuant to Section 7.2 with respect to a Licensed Product, Concert will be responsible for preparation, filing, prosecution and maintenance of all Concert Patents related to such category of Licensed Products at Concert’s own cost and expense. Through the JPC, Concert shall provide Celgene quarterly updates regarding the status of such prosecution and maintenance of Concert Patents related to [**] Product and [**] Product and reasonable opportunities to comment on the prosecution and maintenance of the Concert Patents related to any Licensed Product, and Concert shall reasonably consider all such comments unless implementation of such comments would unduly limit the scope of the Concert Patents related to such Licensed Product.

8.1.2 After Concert receives the first Milestone Payment pursuant to Section 7.2 with respect to a Licensed Product, Celgene USA will be responsible for preparation, filing, prosecution and maintenance of all Concert USA Patents related to such category of Licensed Products at Celgene USA’s own cost and expense. Additionally, from and after the Effective Date, Celgene USA will be responsible for the representation of the Concert USA Patents involved in any inter partes interferences, oppositions, nullity, cancellation, invalidation or other proceedings involving the Concert USA Patents and may deduct the costs associated therewith as provided in Section 7.5.2. Through the JPC, Celgene USA shall provide Concert reasonable opportunities to comment on but, subject to Section 8.2.1, not approve the preparation, filing, prosecution and maintenance of the Concert USA Patents and the representation of the Concert USA Patents in such inter partes proceedings. Celgene USA shall not, without Concert’s prior written consent, which may not be unreasonably withheld, voluntarily narrow or agree to the narrowing of the claims of any Concert USA Patents after they have been allowed or issued or, except as reasonably necessary or advisable in order to overcome an examiner’s rejection and with the goal of obtaining the best patent protection for the applicable Licensed Product, prior to allowance or issuance.

8.1.3 After Concert receives the first Milestone Payment pursuant to Section 7.2 with respect to a Licensed Product, CIS will be responsible for preparation, filing, prosecution and maintenance of all Concert Foreign Patents related to such category of Licensed Products at CIS’s own cost and expense. Additionally, from and after the Effective Date, CIS will be responsible for the representation of the Concert Foreign Patents involved in any inter partes interferences, oppositions, nullity, cancellation, invalidation or other proceedings involving the Concert Foreign Patents and may deduct the costs associated therewith as provided in Section 7.5.2. Through the JPC, CIS shall provide Concert reasonable opportunities to comment on but, subject to Section 8.2.2, not approve the preparation, filing, prosecution and maintenance of the Concert Foreign Patents and the representation of the Concert Foreign Patents in such inter partes proceedings. CIS shall not, without Concert’s prior written consent, which may not be unreasonably withheld, voluntarily narrow or agree to the narrowing of the claims of any Concert Foreign Patents after they have been allowed or issued or, except as reasonably necessary or advisable in order to overcome an examiner’s rejection and with the goal of obtaining the best patent protection for the applicable Licensed Product, prior to allowance or issuance.

8.2 Abandonment of Concert Patent

8.2.1 If Celgene USA intends to cease prosecution or maintenance of any Concert USA Patent (without filing any substitute application), it will notify Concert of such intent at least [**] days in advance of any deadline that would prejudice Concert’s rights under this Section 8.2.1. Concert then shall have the opportunity to prepare, prosecute or maintain such Concert USA Patent at Concert’s own expense.

8.2.2 If CIS intends to cease prosecution or maintenance of any Concert Foreign Patent (without filing any substitute application), it will notify Concert of such intent at least [**] days in advance of any deadline that would prejudice Concert’s rights under this Section 8.2.2. Concert then shall have the opportunity to prepare, prosecute or maintain such Concert Foreign Patent at Concert’s own expense.

8.2.3 If Concert intends to cease prosecution or maintenance of any Concert Patent (without filing any substitute application), it will notify Celgene of such intent at least [**] days in advance of any deadline that would prejudice Celgene’s rights under this Section 8.2.3. Celgene then shall have the opportunity to prepare, prosecute or maintain such Concert Patent, and Concert will assign such Concert Patent to Celgene USA or CIS at Celgene’s direction. Expenses for prosecution or maintenance of such Concert Patent will thereafter be borne by Celgene.

8.2.4 If Concert determines that it will not file a patent application with respect to any material Invention that is specific to the composition, use, administration, manufacture of or a method involving a Deuterated Product, Concert will notify Celgene of such intent at least [**] days in advance of any deadline that would prejudice Celgene’s rights under this Section 8.2.4. Celgene then shall have the opportunity to prepare, file, prosecute or maintain such patent application, and Concert will assign all rights in such Invention and patent application to Celgene USA or CIS at Celgene’s direction. Expenses for preparation, filing, prosecution and maintenance of such patent application will thereafter be borne by Celgene.

8.3 Trademarks

8.3.1 Celgene USA has the sole right and responsibility for registration, preparation, filing, prosecution, maintenance and enforcement of all United States trademarks for the Licensed Products in Celgene USA’s discretion and at Celgene USA’s own cost and expense

8.3.2 CIS has the sole right and responsibility for registration, preparation, filing, prosecution, maintenance and enforcement of all trademarks for the Licensed Products, other than United States trademarks, in CIS’s discretion and at CIS’s own cost and expense.

8.4 Enforcement of Concert Patents

8.4.1 Each Party will promptly notify the other in the event of any actual, threatened or suspected infringement of any Concert Patents by Third Party products that compete with any Licensed Product (“Competitive Infringement”).

8.4.2 Celgene USA shall have the first right, but not the obligation, to institute litigation to enforce the Concert USA Patents in connection with any Competitive Infringement.

Any such litigation shall be at Celgene USA’s sole cost and expense. If required in order to establish Celgene USA’s standing to sue under any applicable Laws, Concert, upon request of Celgene USA, agrees to timely join in any such litigation, at Celgene USA’s expense, and in any event to cooperate with Celgene USA at Celgene USA’s expense. The Parties shall consult with respect to potential strategies for terminating such Competitive Infringement without litigation. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 8.4.2 may be undertaken by Celgene USA without the consent of Concert if such settlement, stipulated judgment or other voluntary final disposition would require Concert to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect Concert’s rights under this Agreement or any of the Concert USA Patents. Any recovery for Competitive Infringement will be allocated first to pay any and all of Celgene USA’s and Concert’s reasonable costs and expenses relating to the action and the remainder will be shared between Celgene USA and Concert with Celgene USA receiving [**] percent ([**]%) and Concert receiving [**] percent ([**]%) of such remainder.

8.4.3 If Celgene USA fails to bring an action with respect to, or to terminate, a Competitive Infringement (involving a Concert USA Patent) within the sooner of (i) [**] days following the notice of alleged infringement or (ii) [**] days after being notified in the case of an action brought under the Hatch-Waxman Act or similar Laws applicable to follow-on biologic products, then Concert shall have the right, but not the obligation, to institute litigation in connection therewith, and any such litigation shall be at Concert’s sole cost and expense. If required in order to establish Concert’s standing to sue under any applicable Laws, Celgene USA, upon request of Concert, agrees to timely join in any such litigation, at Concert’s expense, and in any event to cooperate with Concert at Concert’s expense. The Parties shall consult with respect to potential strategies for terminating such infringement without litigation and Concert may not enter into settlements, stipulated judgments or other arrangements respecting such infringement that would conflict with the exclusive license granted to Celgene USA hereunder without the prior written consent of Celgene USA. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 8.4.3 may be undertaken by Concert without the written consent of Celgene USA if such settlement, stipulated judgment or other voluntary final disposition would require Celgene USA to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect Celgene USA’s rights under this Agreement or any of the Concert USA Patents. Any recoveries relating to Concert’s actions under this Section 8.4.3 will be allocated first to pay any and all of Celgene USA’s and Concert’s reasonable costs and expenses relating to the action and the remainder will be shared between Celgene USA and Concert with Concert receiving [**] percent ([**]%) and Celgene USA receiving [**] percent ([**]%) of such remainder.

8.4.4 The Parties shall reasonably cooperate in any litigation asserting infringement of the Concert Patents. Such cooperation includes asserting, and not waiving, the joint defense privilege with respect to any communications among the Parties pursuant to this Agreement to the greatest extent permissible in accordance with Law. If Celgene USA lacks standing to sue to enforce any of the Concert USA Patents in accordance with Celgene USA’s rights under Section 8.4.2 and the transfer to Celgene USA of sole ownership of the Concert USA Patent(s) is the only means available for conferring such standing upon Celgene USA (e.g., if Concert’s agreement to be joined as a Party to the enforcement action would not enable Celgene USA to enforce such Concert USA Patents), then Concert agrees to assign its interest in such

Concert USA Patent(s) to Celgene USA, (i) subject to a license back to Concert of all rights thereunder not already licensed to Celgene USA under Section 6.2.1; (ii) provided that upon conclusion of such litigation, Celgene USA will assign back to Concert its interest in the subject Concert USA Patent(s) subject to the licensees granted in Section 6.2.1; and (iii) such assigned Concert USA Patent(s) shall continue to be treated as Concert USA Patent(s) for all other purposes hereunder.

8.4.5 CIS shall have the first right, but not the obligation, to institute litigation to enforce the Concert Foreign Patents in connection with any Competitive Infringement. Any such litigation shall be at CIS’s sole cost and expense. If required in order to establish CIS’s standing to sue under any applicable Laws, Concert, upon request of CIS, agrees to timely join in any such litigation, at CIS’s expense, and in any event to cooperate with CIS at CIS’s expense. The Parties shall consult with respect to potential strategies for terminating such Competitive Infringement without litigation. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 8.4.5 may be undertaken by CIS without the consent of Concert if such settlement, stipulated judgment or other voluntary final disposition would require Concert to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect Concert’s rights under this Agreement or any of the Concert Foreign Patents. Any recovery for Competitive Infringement will be allocated first to pay any and all of CIS’s and Concert’s reasonable costs and expenses relating to the action and the remainder will be shared between CIS and Concert with CIS receiving [**] percent ([**]%) and Concert receiving [**] percent ([**]%) of such remainder.

8.4.6 If CIS fails to bring an action with respect to, or to terminate, a Competitive Infringement (involving a Concert Foreign Patent) within the sooner of (i) [**] days following the notice of alleged infringement or (ii) [**] days after being notified in the case of an action brought under any ex-U.S. equivalent of the Hatch-Waxman Act or such other Laws, then Concert shall have the right, but not the obligation, to institute litigation in connection therewith, and any such litigation shall be at Concert’s sole cost and expense. If required in order to establish Concert’s standing to sue under any applicable Laws, CIS, upon request of Concert, agrees to timely join in any such litigation, at Concert’s expense, and in any event to cooperate with Concert at Concert’s expense. The Parties shall consult with respect to potential strategies for terminating such infringement without litigation and Concert may not enter into settlements, stipulated judgments or other arrangements respecting such infringement that would conflict with the exclusive license granted to CIS hereunder without the prior written consent of CIS. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 8.4.6 may be undertaken by Concert without the written consent of CIS if such settlement, stipulated judgment or other voluntary final disposition would require CIS to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect CIS’s rights under this Agreement or any of the Concert Foreign Patents. Any recoveries relating to Concert’s actions under this Section 8.4.6 will be allocated first to pay any and all of CIS’s and Concert’s reasonable costs and expenses relating to the action and the remainder will be shared between CIS and Concert with Concert receiving [**] percent ([**]%) and CIS receiving [**] percent ([**]%) of such remainder.

8.4.7 The Parties shall reasonably cooperate in any litigation asserting infringement of the Concert Foreign Patents. Such cooperation includes asserting, and not waiving, the joint defense privilege with respect to any communications among the Parties pursuant to this Agreement to the greatest extent permissible in accordance with Law. If CIS lacks standing to sue to enforce any of the Concert Foreign Patents in accordance with CIS’s rights under Section 8.4.7 and the transfer to CIS of sole ownership of the Concert Foreign Patent(s) in the subject jurisdiction is the only means available for conferring such standing upon CIS (e.g., if Concert’s agreement to be joined as a Party to the enforcement action would not enable CIS to enforce such Concert Foreign Patents), then Concert agrees to assign its interest in such Concert Patent(s) in such jurisdiction to CIS, (i) subject to a license back to Concert of all rights thereunder not already licensed to CIS under Section 6.2.2; (ii) provided that upon conclusion of such litigation, CIS will assign back to Concert its interest in the subject Concert Foreign Patent(s) subject to the licensees granted in Section 6.2.2; and (iii) such assigned Concert Foreign Patent(s) shall continue to be treated as Concert Foreign Patent(s) for all other purposes hereunder.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidential Information.

9.1.1 All Concert Technology and unpublished Concert Patents constitute the Confidential Information of Concert. All (A) reports prepared, data generated, or information created by any Party pursuant to the Development Program and Section 4.2.4, and (B) all communications with Regulatory Authorities concerning any product containing [**], or [**]Option which, at the time of such communication, was a Licensed Product, are the Confidential Information of CIS, if such reports or communications exclusively relate to matters outside of the United States, or Celgene USA otherwise, for which CIS or Celgene USA as appropriate shall be deemed the Discloser and Concert the Recipient regardless of which Party actually first disclosed such information to the other. Moreover, with respect to Concert Technology that solely and specifically relates to a Licensed Product or, during the License Option Term, a [**] Product or [**] Product, notwithstanding that Concert is the Discloser of the Concert Technology, Concert shall also be deemed a Recipient thereof, and Celgene a Discloser thereof, for purposes of this ARTICLE 9 during the Term. Subject to Section 9.1.3, during the Term and for [**] years thereafter, Recipient will keep confidential, and will cause its Representatives to keep confidential, all of the Discloser’s Confidential Information that is disclosed to it under this Agreement. The Recipient agrees to take such action, and to cause its Representatives to take such action, to preserve the confidentiality of the Discloser’s Confidential Information as it would customarily take to preserve the confidentiality of the Recipient’s own similar types of Confidential Information.

9.1.2 The Recipient shall, and shall cause its respective Representatives (i) to use the Discloser’s Confidential Information only as expressly permitted in this Agreement and (ii) subject to Section 9.1.3, not to disclose the Discloser’s Confidential Information to any Third Parties without the prior written consent of the other Party, except as expressly permitted in this Agreement.

9.1.3 Notwithstanding anything to the contrary in this ARTICLE 9, the Recipient and its Representatives may disclose the Discloser’s Confidential Information (A) in connection with the exercise of rights granted to or retained by it hereunder: (i) to Governmental Authorities to the extent necessary to obtain or maintain INDs or Regulatory Approvals; provided, however, that Concert and its Representatives shall make no use of any Confidential Information of Celgene, other than, during the License Option Term, Concert Technology that does not relate to a Licensed Product, for the purpose of obtaining or maintaining any INDs or Regulatory Approvals, unless Celgene has approved such use of such Confidential Information of Celgene; (ii) to outside consultants, contractors, advisory boards, managed care organizations, and non-clinical and clinical investigators; provided, however, that the Recipient (except for Concert with respect to Concert Technology that does not relate to a Licensed Product, as to which Concert shall retain reasonable discretion as to how it manages the confidentiality of such Concert Technology) shall enter into a confidentiality agreement with the consultant, contractor, advisory board, managed care organization or investigator before disclosing any of the Discloser’s Confidential Information; (iii) in connection with prosecuting or defending litigation; provided, however, that the Recipient or Representative shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information; (iv) in connection with the filing, prosecution or maintenance of Concert Patents, including for compliance with any rules or regulations of any patent office, such as 37 C.F.R. § 1.56, as amended from time to time; and (v) in connection with the resolution of disputes under this Agreement; provided, however, that such Recipient shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information; and (B) (i) in connection with filings required by securities laws and regulations and the rules and regulations of any securities exchanges upon which the Recipient’s securities are traded; provided, however, that such Recipient shall use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information; and (ii) to actual or potential investors, lenders, acquirers, merger partners and professional advisors; provided, however, that the Recipient shall enter into a confidentiality agreement with the investor, lender, acquirer, merger partner or, other than attorneys and accountants who are bound to confidentiality under applicable ethical rules, professional advisor before disclosing any of the Discloser’s Confidential Information.

9.2 Publications.

Neither Concert nor any of its Affiliates shall publish or publicly disclose the results generated during the course of performing the Development Plans, or otherwise in the course of development activities with respect to Licensed Products or, during the License Option Term, [**] Products or [**] Products, conducted by any Party under this Agreement, without the prior written consent of Celgene.

9.3 Publicity.

9.3.1 The Parties shall, following the Effective Date, agree on a press release, in form and substance reasonably acceptable to both Parties, announcing the existence of this Agreement. Unless otherwise agreed by the Parties, such press release shall be issued, following Celgene’s approval that such press release may be issued, as either a joint press release issued by both Parties or by one or both of the Parties individually. Following the initial press release announcing the existence of this Agreement, (i) with Celgene’s prior written consent, Concert may issue press releases concerning this Agreement and Licensed Products; (ii) Celgene may issue press releases concerning this Agreement and Licensed Products at any time without consent of Concert; provided that at least [**] Business Days prior to issuing such press release, Celgene shall provide Concert a copy of such press release and shall consider in good faith any comments provided by Concert with respect to such press release; and (iii) both Parties may refer publicly to information regarding this Agreement and Licensed Products that has previously been publicly disclosed in compliance with the terms of this Agreement.

9.3.2 Notwithstanding the foregoing, each Party shall have the right to issue press releases or make other public disclosures regarding this Agreement, to the extent reasonably necessary to comply with applicable securities exchange listing requirements or other applicable Laws; provided however that the announcing Party shall determine, in consultation with legal counsel, whether such disclosure is required under such securities exchange listing requirements or other applicable Laws, and if so required, shall take reasonable steps to minimize such disclosure while remaining in compliance with such requirements and/or applicable Laws.

9.3.3 Each Party shall give the other Party a reasonable opportunity to review those portions of all filings with the United States Securities and Exchange Commission (or any stock exchange, including Nasdaq, or any similar regulatory agency in any country other than the United States) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Concert Representations and Warranties.

Concert hereby represents and warrants to Celgene that as of the Effective Date:

10.1.1 Concert has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Concert have been duly and validly authorized and approved by proper corporate action on the part of Concert, and Concert has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Celgene, this Agreement constitutes a legal, valid and binding obligation of Concert, enforceable against Concert in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

10.1.2 The execution and delivery of this Agreement by Concert and the performance by Concert contemplated hereunder does not conflict with, or constitute a breach or default under, any of its charter or organizational documents, any Law, order or governmental rule or regulation applicable to Concert, or any material agreement, contract, commitment or instrument to which Concert is a Party.

10.1.3 There is no action, claim, complaint, demand, suit, proceeding (including interference, opposition, cancellation or other ex parte or inter partes proceeding), arbitration, grievance, citation, summons, subpoena, request for information by a Governmental Authority, inquiry or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Concert, threatened against Concert or any of its Affiliates relating to the Concert Technology, the Concert Patents, or the transactions contemplated by this Agreement. Concert has not received any written notice alleging that any of the Concert Technology or Concert Patents are invalid or unenforceable, are not owned by Concert or conflict with the Intellectual Property rights of any Person.

10.1.4 Concert has disclosed or made available to Celgene, (i) all material scientific and technical information in Concert’s possession and control, including any material publications, posters and pharmacokinetics data, relating to [**] Products, [**] Products, and [**] Products or their manufacture or use as such exists, and (ii) all material information relating to Concert Patents or Concert Technology. Without limiting the foregoing, Concert has disclosed or made available to Celgene all invention disclosures, prior art search results and related memoranda and patentability opinions (except as may pertain to the [**] Patent Rights) or evaluations, validity and enforceability searches and opinions or evaluations, freedom to operate searches and opinions or evaluations, and correspondence with and interview notes or other notes regarding communications with any of the inventor(s) and all other such material information in the possession of Concert (including all material facts and publications that could constitute prior art, whether discovered before or after filing of the subject patent application) that, in such attorney(s)’, agent(s)’, or employees’ reasonable judgment likely would be relevant to any Governmental Authority’s consideration of whether any of the Concert Patents are patentable/unpatentable, valid/invalid or enforceable/unenforceable.

10.1.5 The scientific, technical and other information relating to the Concert Patents, Concert Technology, [**] Products, [**] Products, and [**] Products disclosed or made available by Concert to Celgene has been true and correct in all material respects and includes any materially adverse information known to Concert or its Affiliates. No IND except for an IND for a [**] Product, has been filed by Concert or, to its knowledge, any Third Party for any [**] Product, [**] Product, or [**] Product with any Regulatory Authority in any country. Neither Concert nor any of its Affiliates nor, to Concert’s knowledge, a Representatives (in their capacity as such) is currently:

(i) working to file on their own behalf,

(ii) advising or consulting with any Person in preparation for or in connection with filing,

(iii) holding an investment in (other than the acquisition of less than five percent (5%) of the voting securities of a publicly traded entity) or providing debt financing to any Person that is preparing to file, or

(iv) assisting or encouraging any Person in connection with, a submission to a Regulatory Authority in any country for any [**] Product, [**] Product or [**] Product.

10.1.6 Except as otherwise disclosed to Celgene, to the knowledge of Concert, the manufacture, use, sale, offer for sale, import or other exploitation of [**] Products, [**] Products, and [**] Products, as formulated and manufactured by Concert or at Concert’s direction, does not infringe the patent rights of any Third Party. The use, reproduction or disclosure of the Concert Technology to Celgene pursuant to the terms of this Agreement with respect to [**] Products, [**] Products and [**] Products as they are currently formulated and manufactured by Concert or at Concert’s direction, does not infringe, misappropriate or otherwise violate the trade secret rights or copyrights of any other Person. Concert has not received any notice alleging that the manufacture, use, sale, offer for sale, import or other exploitation of any of the [**] Products, [**] Products, and [**] Products, as formulated and manufactured by Concert or at Concert’s direction, infringes or will infringe the patent rights of any Third Party.

10.1.7 Concert has the right to grant to Celgene all rights in the Concert Patents and Concert Technology relating to [**] Products, [**] Products and [**] Products that are being granted to Celgene under this Agreement upon the terms set forth herein. Concert has not granted any license or sublicense to any rights in the Concert Patents or Concert Technology relating to [**] Products, [**] Products and [**] Products to any Third Party that are in conflict with the rights granted to Celgene in this Agreement.

10.1.8 Schedule 1.13 sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, all Concert Patents relating to [**] Products, [**] Products and [**] Products that have issued or that have been applied for and are pending issuance with any Governmental Authority. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining Concert Patents relating to [**] Products, [**] Products and [**] Products have been paid in full in a timely manner to the proper Governmental Authority. Each Concert Patent listed or required to be listed thereon is owned solely by Concert, is active, and, to Concert’s knowledge, each such Concert Patent that is issued is valid and enforceable, and the ownership of the entire right, title and interest in each Concert Patent listed or required to be listed in Schedule 1.13 is recorded with the applicable Governmental Authority solely in the name of Concert. Except as otherwise disclosed to Celgene, Concert’s internal and external U.S. patent attorney(s) and agent(s) that have been involved in prosecution of the Concert Patents relating to [**] Products, [**] Products and [**] Products and Concert’s employees that have been involved in the prosecution of the Concert Patents relating to [**] Products, [**] Products and [**] Products are not aware of any information that, in their reasonable judgment, would likely render any of the granted Concert Patents invalid or unenforceable. Concert has complied with all duties of candor owed to patent offices with respect to the Concert Patents.

10.1.9 Concert has taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of Concert Technology related to [**] Products, [**] Products and [**] Products.

10.1.10 All current and former employees of Concert who are or were involved in the design, creation, conception, reduction to practice or development of Concert Technology or Concert Patents related to [**] Products, [**] Products and [**] Products or who were provided the chemistry of the [**] Products, [**] Products, and [**] Products that were manufactured using the Concert Technology or are claimed by the Concert Patents, have executed written contracts (i)

obligating them to protect the confidential Concert Technology related to [**] Products, [**] Products and [**] Products, (ii) specifying that all work performed by them on behalf of Concert related to [**] Products, [**] Products and [**] Products is “work made for hire” under U.S. copyright laws or that they are otherwise obligated to assign to Concert all copyrights in such works, and (iii) specifying that Concert solely owns all other intellectual property rights in the Concert Technology and Concert Patents related to [**] Products, [**] Products and [**] Products that was developed by such employees in the course of their employment with Concert.

10.1.11 Concert has not been granted a license from any Person under any intellectual property contained within or necessary to exploit the Concert Technology or Concert Patents related to the [**] Products, [**] Products or [**] Products.

10.2 Celgene USA Representations and Warranties.

Celgene USA hereby represents and warrants to Concert that as of the Effective Date:

10.2.1 Celgene USA has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by Celgene USA have been duly and validly authorized and approved by proper corporate action on the part of Celgene USA, and Celgene USA has taken all other action required by Law, its certificate of incorporation, by-laws, or other organizational documents to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Concert, this Agreement constitutes a legal, valid and binding obligation of Celgene USA, enforceable against Celgene USA in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

10.2.2 The execution and delivery of this Agreement by Celgene USA and the performance by Celgene USA contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority, except for such violations that would not have an adverse effect on the ability of Celgene USA to perform its obligation under this Agreement.

10.2.3 Except as disclosed in public filings made by Celgene with Governmental Authorities, including but not limited to Celgene USA’s 10-K form filed with the United States Securities and Exchange Commission, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of Celgene USA, threatened against Celgene USA or any of its Affiliates relating to the transactions contemplated by this Agreement.

10.3 CIS Representations and Warranties.

CIS hereby represents and warrants to Concert that as of the Effective Date:

10.3.1 CIS has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement by CIS have been duly and validly authorized and approved by proper corporate action on the part of CIS, and CIS has taken all other action required by Law, its certificate of incorporation, by-laws, or other organizational documents to authorize such execution, delivery and performance. Assuming due authorization, execution and delivery on the part of Concert, this Agreement constitutes a legal, valid and binding obligation of CIS, enforceable against CIS in accordance with its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

10.3.2 The execution and delivery of this Agreement by CIS and the performance by CIS contemplated hereunder does not and will not violate any Laws or any order of any court or Governmental Authority, except for such violations that would not have an adverse effect on the ability of CIS to perform its obligation under this Agreement.

10.3.3 Except as disclosed in public filings made by Celgene with Governmental Authorities, including but not limited to Celgene USA’s 10-K form filed with the United States Securities and Exchange Commission, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of CIS, threatened against CIS or any of its Affiliates relating to the transactions contemplated by this Agreement.

10.4 DISCLAIMER.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTIONS 10.1, 10.2, OR 10.3, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY PRODUCTS, TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER SUBJECT MATTER UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 10.1, 10.2, AND 10.3, EACH PARTY EXPRESSLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

ARTICLE 11

OPTION

11.1 License Option.

11.1.1 Celgene shall have the right to elect to extend this Agreement up to three times, the first extension to include either (i) [**], (ii) [**], or (iii) one additional deuterated molecule as described in Section 11.1.5(i) or 11.1.5(ii), the second extension to include either of the two molecules not chosen in the first extension, and the third extension to include the molecule not chosen in the second extension in accordance with this Section 11.1 (each such election, a “License Option”).

11.1.2 Celgene may exercise each License Option by providing written notice to Concert of such election prior to the [**] anniversary of the Effective Date (“License Option Term”), such notice to include whether Celgene is extending this Agreement to include (x) [**], (y) [**], or (z) one additional deuterated molecule as described in Section 11.1.5(i) or 11.1.5(ii). If Celgene notifies Concert that it is exercising a License Option, within [**] days of notification:

(i) Celgene USA shall pay to Concert a one-time, non-refundable and non-creditable option exercise and upfront license fee of (a) fifteen million United States Dollars ($15,000,000), for exercise of the License Option for [**]; (b) fifteen million United States Dollars ($15,000,000), for exercise of the License Option for [**]; and (c) five million United States Dollars ($5,000,000) for exercise of the License Option for one additional deuterated molecule as described in Section 11.1.5(i) or 11.1.5(ii); and

(ii) CIS shall pay to Concert a one-time, non-refundable and non-creditable option exercise and upfront license fee of (a) fifteen million United States Dollars ($15,000,000), for exercise of the License Option for [**]; (b) fifteen million United States Dollars ($15,000,000), for exercise of the License Option for [**]; and (c) five million United States Dollars ($5,000,000) for exercise of the License Option for one additional deuterated molecule as described in Section 11.1.5(i) or 11.1.5(ii).

11.1.3 If Celgene exercises the License Option and extends the Agreement to include [**] Products shall be deemed added to the list of Licensed Products.

11.1.4 If Celgene exercises the License Option and extends the Agreement to include [**] Products shall be deemed added to the list of Licensed Products.

11.1.5 If Celgene exercises the License Option and extends the Agreement to include one additional deuterated molecule in connection with such License Option exercise, Celgene shall select such one additional deuterated molecule by, and subject to, either:

(i) providing written notice to Concert, promptly following Celgene’s exercise of the License Option, that Celgene has selected a deuterated molecule in their sole discretion for which (x) Celgene or their Affiliates has an Exclusivity Position relating to the deuterated molecule’s Non-Deuterated Equivalent; (y) prior to the earliest time at which Celgene or their Affiliates had the Exclusivity Position in Section 11.1.5(i)(x), Concert did not have an Exclusivity Position for such deuterated molecule; and (z) Concert has not entered into binding written agreement granting a Third Party rights in such deuterated molecule, in which case (A) “[**]Option” shall mean such deuterated molecule, an isomer (including stereoisomer) or isotopologue thereof, a salt or solvate (including hydrate) of any of the foregoing, or a deuterated metabolite of any of the foregoing that is administered in a therapeutically effective amount; (B) “[**]Option” shall also include any solid forms, including any crystalline or amorphous forms, co-crystals, and polymorphs of any compound of the foregoing; and (C) [**]Option Products shall be deemed added to the list of Licensed Products following Celgene’s exercise of the Licensed Option with respect thereto; or

(ii) providing written notice to Concert, promptly following Celgene’s exercise of the License Option, that Celgene would like to select a deuterated molecule by mutual agreement of the Parties. Following Celgene’s delivery of such notice, (A) the Parties shall mutually agree to an additional deuterated molecule, (B) “[**]Option” shall mean such deuterated molecule, an isomer (including stereoisomer) or isotopologue thereof, a salt or solvate (including hydrate) of any of the foregoing, or a deuterated metabolite of any of the foregoing that is administered in a therapeutically effective amount; (C) “[**]Option” shall also include any solid forms, including any crystalline or amorphous forms, co-crystals, and polymorphs of any compound of the foregoing; and (D) [**]Option Products shall be deemed added to the list of Licensed Products following Celgene’s exercise of the License Option with respect thereto. Notwithstanding the foregoing or anything to the contrary herein, if Celgene provides written notice to Concert that Celgene desires to exercise the License Option to select a deuterated molecule as [**]Option pursuant to this Section 11.1.5(ii), and at such time Concert does not have an existing program from which Concert is willing to permit and Celgene is willing to accept the selection of a deuterated molecule as [**]Option, the Parties shall in good faith seek to identify by mutual agreement a new program pursuant to which Concert would seek to generate a deuterated molecule for designation as [**]Option.

11.1.6 HSR. If Celgene reasonably desires to exercise the License Option with respect to [**]Option and the Parties determine in good faith prior to the expiration of the License Option Term that the exercise of the License Option with respect to [**]Option requires HSR Filings under the HSR Act, Celgene shall provide Concert written notice of exercise of the License Option with respect to [**]Option prior to the end of the License Option Term, which notice shall include Celgene’s irrevocable binding commitment to complete the exercise of the License Option with respect to [**]Option, subject only to HSR Clearance, and the License Option Term shall automatically be extended for an additional [**] days (the “License Option Extension Period”) in order to allow time for the Parties to obtain HSR Clearance with respect to such exercise of the License Option. If the exercise of the License Option with respect to [**]Option does not comply with the requirements of Section 11.1.5 and this Section 11.1.6, including, for example, because it includes other conditions to the completion of the exercise of the License Option other than the grant of HSR Clearance, then the License Option with respect to [**]Option shall expire at the end of the License Option Term (without extension) unless Celgene exercises the License Option with respect to [**]Option in compliance with Section 11.1.5 and this Section 11.1.6 prior to such expiration of the License Option Term. If, following a conditional option exercise notice as described above, HSR Clearance is obtained within the License Option Term, as extended, such option exercise shall be deemed effective upon HSR Clearance. If, following a conditional option exercise notice as described above, HSR Clearance is not obtained within the License Option Term, as extended, such option exercise shall not become effective and the License Option shall expire as to [**]Option upon the expiration of the License Option Term, as extended. Each Party shall be responsible for its own costs and expenses, including attorneys’ fees, incurred by such Party in connection with the preparation and filing of submissions to the FTC under the HSR Act and in responding to any Second Request or other action by the FTC under the HSR Act; provided, however, that Celgene shall be responsible for all filing fees, If HSR Filings are required, each Party shall use Commercially Reasonable Efforts to prepare and file its respective HSR Filing as promptly as is practicable.

11.1.7 If Celgene exercises the License Option and extends this Agreement to include [**], or [**]Option, Concert shall promptly following Celgene’s exercise of the License Option transfer all right, title and interest in any INDs, NDAs and other regulatory filings and Regulatory Approvals for [**] Products, [**] Products, or [**]Option Products, as applicable, to Celgene or their Affiliate or sublicensee, as directed by Celgene.

11.2 Termination of Rights.

11.2.1 The licenses granted to Celgene pursuant to Sections 6.2.1(ii) and (iii), 6.2.2(ii) and (iii) and 6.2.3(ii) and (iii) shall terminate and be of no effect in the event that Celgene has not exercised the License Option prior to the expiration of the License Option Term with respect to [**] Products, [**] Products and/or [**]Option Products for which such licenses were granted.

11.2.2 In the event that Celgene exercises the License Option with respect to [**]Option, following such exercise the obligations and restrictions imposed on Concert hereunder with respect to products containing molecules that were (i) previously eligible for selection as [**]Option but (ii) were not selected as [**]Option, including without limitation under Sections 4.1 and 5.2.5, shall no longer apply.

ARTICLE 12

TERM AND TERMINATION

12.1 Term.

12.1.1 This Agreement shall be effective as of the Effective Date and, unless terminated sooner pursuant to Section 12.2, shall remain in effect until the later of (i) the seventh (7th) anniversary of the Effective Date and (ii) expiration of all Royalty Terms applicable to Licensed Products in each country in the Territory. The Agreement shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, following the duration of the Royalty Term applicable to such Licensed Product in each country.

12.1.2 The period from the Effective Date until expiration or termination (for any reason) of this Agreement in its entirety is the “Term” of this Agreement.

12.2 Termination Rights.

12.2.1 If Celgene USA or CIS materially breaches or materially defaults in the performance or observance of any of its obligations under this Agreement with respect to a particular Licensed Product, Concert may terminate this Agreement with respect to such Licensed Product, but not with respect to any other Licensed Product, as follows: (i) upon [**] days notice as to breaches of payment obligations hereunder if Celgene USA or CIS, as appropriate, has not cured the breach within such [**] day notice period; (ii) except as to payment breaches and breaches specified in clause (iii) below, upon [**] days notice if Celgene USA or CIS, as appropriate, has not cured the breach within such [**] day notice period; and (iii) if the breach is not a payment breach and was not deliberate, but cannot be cured within [**] days of Concert’s notice of breach, if Celgene USA or CIS, as appropriate, has not cured the breach within [**] days of Concert’s notice of breach, unless Celgene USA or CIS, as appropriate, has discontinued the breaching act, has used Commercially Reasonable Efforts to cure the breach to the extent possible within such [**] day period and has used Commercially Reasonable Efforts to further cure such breach to the extent possible and to prevent further occurrences of such breach; provided, however, that if Celgene USA or CIS, as appropriate, is deemed to be in material breach or default in the performance or observance of any of its obligations under this Agreement due to the actions (or failure to act where a duty to act exists) of any of its sublicensees, then the foregoing right of termination (A) may not be exercised if the breach is curable and Celgene USA or CIS, as appropriate, is using Commercially Reasonable Efforts to have the breach cured and, if such Commercially Reasonable Efforts do not result in such cure, provides notice of termination of the sublicense prior to or at the end of or promptly after the cure period and thereafter terminates such sublicense in accordance with such notice, (B) may not be exercised if the breach was not deliberate, but cannot be cured within [**] days of notice of breach, if the sublicensee has discontinued the breaching act, has used Commercially Reasonable Efforts to cure the breach to the extent possible within such [**] day period and has used Commercially Reasonable Efforts to further cure such breach to the extent possible and to prevent further occurrences of such breach, and (C) if terminable, shall be limited to termination of rights hereunder equivalent to the scope of the corresponding sublicense granted to such sublicensee(s). Notwithstanding the foregoing, Concert may not terminate this Agreement if Celgene is disputing in good faith the cause for termination and the Parties are seeking to resolve or adjudicate the dispute or if Celgene cures such cause within [**] days after an adjudication that Concert has the right to terminate.

12.2.2 Celgene may terminate this Agreement with respect to any particular Licensed Product, or category of Licensed Products, or in its entirety, by providing sixty (60) days prior written notice to Concert.

12.3 Effects of Termination.

12.3.1 Upon expiration of the Royalty Term as to a Licensed Product in a country and payment of all royalties associated with Net Sales of such Licensed Product in such country (but not termination of this Agreement prior to such expiration and payment) and all development milestone payments associated with such Licensed Product that become payable prior to expiration of such Royalty Term, the licenses granted hereunder to Celgene USA or CIS for such Licensed Product in such country shall be deemed fully paid-up, irrevocable and non-terminable during and after the Term. For the avoidance of doubt, nothing in this Section 12.3.1 shall limit Celgene’s obligations to pay royalties and other amounts owed to Third Party licensors with respect to rights sublicensed to Celgene in accordance with Section 6.2.4.

12.3.2 Upon termination of this Agreement in its entirety or with respect to a Licensed Product or category of Licensed Products pursuant to Sections 12.2.1 or 12.2.2, the following shall apply with respect to such terminated Licensed Product(s):

(i) the licenses granted to Celgene USA and CIS under the Concert Patents and Concert Technology for such Licensed Product(s) shall terminate and revert to Concert, subject to Section 12.3.1 above;

(ii) the exclusivity provisions of Section 5.2 shall terminate and be of no further effect with respect to such Licensed Product(s);

(iii) Celgene shall return, or at Concert’s request, destroy all copies of Concert Confidential Information and/or Concert Technology disclosed or provided to Celgene hereunder with respect to such Licensed Product(s);

(iv) Concert shall have the right to publish Clinical Trial results and other results generated in its development and commercialization activities relating to the terminated Licensed Product(s); provided that Concert shall not have the right to publish any

Confidential Information of Celgene, including but not limited to clinical trial results or other data generated during the license term for such terminated Licensed Product(s). Celgene shall not issue any press releases or other public disclosure relating to the terminated Licensed Product(s).

(v) from and after the earlier of any notice of termination hereunder or the effective date of termination of this Agreement, Celgene and Celgene’s Affiliates shall refrain from making any public statement regarding any terminated Licensed Product, unless (A) Celgene or its Affiliate is required to make such statement pursuant to applicable Law, (B) such statement is made in a legally privileged manner, or (C) Concert shall have approved any such statement in writing, such approval not to be unreasonably withheld.

12.3.3 Termination of this Agreement, in its entirety or with regard to a particular Licensed Product, for any reason (i) shall be without prejudice to Concert’s right to receive all payments accrued before the effective date of such termination, including all payments on Net Sales for Licensed Products, and (ii) shall not release a Party hereto from any indebtedness, liability, right to damages or other obligation incurred hereunder by such Party before the date of termination.

12.3.4 The provisions of ARTICLE 1, ARTICLE 9, ARTICLE 13 and ARTICLE 14 and Sections 6.1, 6.4, 7.7, 7.8, 7.9, 7.10, 10.4, and 12.3, as well as any other Sections or defined terms referred to in such Sections or necessary to give them effect shall survive termination or expiration of this Agreement and remain in force until discharged in full. Furthermore, any other provisions required to interpret and enforce the Parties’ rights and obligations or to wind up their outstanding obligations under this Agreement shall survive to the extent required.

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification.

13.1.1 Concert shall indemnify, defend and hold Celgene and Celgene’s Representatives, harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(i) the breach of any covenant of, or warranty or representation made by Concert under this Agreement; or

(ii) the negligence, recklessness, or wilful misconduct of Concert or any of its Representatives; or

(iii) Concert’s, its Affiliates’, and its and those licensees’ (except Celgene) development, manufacture, use, offer for sale, sale, importation or promotion of any products made using any of the Concert Technology or covered by any of the Concert Patents, including without limitation any such Losses based on Third Party personal injury or product liability claims or Third Party infringement claims or based on activities conducted by Concert and its Representatives under each Development Program or activities outside this Agreement.

Notwithstanding the foregoing, Concert shall not be obligated to so indemnify, defend and hold Celgene and Celgene’s Representatives harmless to the extent that such Losses are caused by (a) the breach of any covenant of, or warranty or representation made by Celgene under this Agreement, (b) the gross negligence, recklessness or wilful misconduct of Celgene or any of its Representatives, or (c) Celgene’s and its Representatives’ activities conducted under each Development Program.

13.1.2 Celgene USA shall indemnify, defend and hold Concert and Concert’ Representatives, harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(i) the breach of any covenant of, or warranty or representation made by Celgene USA under this Agreement; or

(ii) the negligence, recklessness, or wilful misconduct of Celgene USA or any of its Representatives; or

(iii) the development, manufacture, use, offer for sale, sale, importation or promotion of Licensed Products by Celgene USA or its Representatives under this Agreement, including without limitation any such Losses based on Third Party personal injury or product liability claims or Third Party infringement claims or based on activities conducted by Celgene USA and its Representatives under each Development Program.

13.1.3 Notwithstanding the foregoing, Celgene USA shall not be obligated to so indemnify, defend and hold Concert and Concert’ Representatives harmless to the extent that such Losses are caused by (a) the breach of any covenant of, or warranty or representation made by Concert under this Agreement, (b) the gross negligence, recklessness or wilful misconduct of Concert or any of its Representatives, or (c) Concert’s and its Representatives’ activities conducted under each Development Program.

13.1.4 CIS shall indemnify, defend and hold Concert and Concert’ Representatives, harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(i) the breach of any covenant of, or warranty or representation made by CIS under this Agreement; or

(ii) the negligence, recklessness, or wilful misconduct of CIS or any of its Representatives; or

(iii) the development, manufacture, use, offer for sale, sale, importation or promotion of Licensed Products by CIS or its Representatives under this Agreement, including without limitation any such Losses based on Third Party personal injury or product liability claims or Third Party infringement claims or based on activities conducted by CIS and its Representatives under each Development Program.

Notwithstanding the foregoing, CIS shall not be obligated to so indemnify, defend and hold Concert and Concert’ Representatives harmless to the extent that such Losses are caused by (a) the breach of any covenant of, or warranty or representation made by Concert under this Agreement, (b) the gross negligence, recklessness or wilful misconduct of Concert or any of its Representatives, or (c) Concert’s and its Representatives’ activities conducted under each Development Program.

13.2 Indemnity Procedures.

13.2.1 In the event that any Third Party asserts a claim with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification under Section 13.1 (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

13.2.2 The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [**] days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, and the Indemnifying Party may do so without prejudice to its right to dispute whether such claim involves a Third Party Claim subject to valid indemnification obligation hereunder. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Representatives to cooperate upon request of the Indemnifying Party and at Indemnifying Party’s cost, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [**] days after notice thereof (including by affirmatively denying responsibility to defend the Third Party Claim), the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of the Indemnified Party’s choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

13.2.3 The Indemnifying Party shall not, without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified

Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party shall use reasonable efforts to mitigate losses arising from the Third Party Claim.

13.3 Limitation of Liability.

IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY A PARTY OR ANY OF ITS RESPECTIVE REPRESENTATIVES, EXCEPT (i) TO THE EXTENT OF ANY SUCH DAMAGES MUST BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, OR (ii) IN THE EVENT OF AN INTENTIONAL AND WILFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT BY THE OTHER PARTY.

ARTICLE 14

MISCELLANEOUS

14.1 Governing Law; Disputes.

14.1.1 Except as provided in Section 6.1, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws.

14.1.2 Except as provided in Section 3.3, if any controversy or claim arising out of or relating to this Agreement cannot first be resolved by the Parties within [**] days after written notice thereof, then a Party must submit the controversy or claim to confidential non-binding mediation before a mediator mutually selected by the Parties. The Parties shall use Commercially Reasonable Efforts to cause the mediation hearing to be conducted within [**] months after the appointment of the mediator, and to use Commercially Reasonable Efforts to cause the recommendation of the mediator to be furnished within [**] after the conclusion of the mediation hearing. The recommendation of the mediator shall be provided in writing to the Parties.

14.1.3 If the Parties are not able to resolve their dispute within [**] months after the issuance of the mediator’s report provided pursuant to Section 14.1.2, then either Party may institute litigation in any court of competent jurisdiction. The recommendations of the mediator and all activities, statements, papers, testimony or other materials disclosed or generated in connection with the mediation shall be subject to Fed. R. Civ. Proc. 403 and all similar state or foreign rules, and the Parties agree that none of the foregoing may be used by either Party in any such litigation.

14.1.4 Notwithstanding anything in Sections 3.3, 14.1.2, or 14.1.3, the Parties shall each have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other similar interim or conservatory relief, as necessary, pending resolution under the procedures described in Sections 3.3, 14.1.2, or 14.1.3.

14.1.5 The Parties obligations under this Agreement are unique. If the Parties were to breach their obligations pursuant to this Agreement, including but not limited to ARTICLE 9, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the Parties, in addition to any other available rights or remedies, may sue in equity for, and be entitled to, specific performance of this Agreement, without posting of a bond, and the Parties expressly waive the defense that a remedy in damages will be adequate.

14.2 Bankruptcy. All rights, options and licenses granted under or pursuant to this Agreement by Concert are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, including Celgene’s right to exercise each License Option. In the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the other Parties shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in such other Parties’ possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon another Party’s written request therefor, unless the Party subject to the bankruptcy proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to the bankruptcy proceeding upon written request therefor by another Party.

14.3 Force Majeure.

No Party shall be held liable to another Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (including by a Regulatory Authority, for any reason other than lack of due diligence, negligence or misconduct of the affected) or another Party. The affected Party shall notify the other Parties of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

14.4 Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.5 Waivers.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, shall be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

14.6 Entire Agreements; Amendments.

This Agreement sets forth the entire agreement and understanding among the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between Concert and Celgene before the date hereof with respect to the subject matter hereof, including the Mutual Confidentiality Agreement between Concert and Celgene USA, dated November 16, 2011 (“Existing Confidentiality Agreement”). All Confidential Information disclosed by Concert to Celgene pursuant to the Existing Confidentiality Agreement will be deemed to have been disclosed pursuant to this Agreement. Except for the Development Plan (which may be amended from time to time by the JSC subject to Section 3.1.5), none of the terms of this Agreement shall be amended, supplemented or modified except in writing signed by the Parties.

14.7 Construction.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article or Section of, or any Exhibit or Schedule to, this Agreement unless otherwise indicated; (vi) the word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa; (vii) the word “any” shall mean “any and all” unless otherwise indicated by context; (viii) the word “or” means in the alternative or together, i.e., “and/or” and (ix) the terms “dollars” and “$” shall mean dollars of the United States of America, unless otherwise indicated.

14.8 Assignment.

14.8.1 Except as provided in this Section 14.8, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without written consent of each other Party. Notwithstanding the foregoing, each Party may, without consent of another Party, assign this Agreement and its rights and obligations hereunder in their entirety to an Affiliate or in connection with a Change of Control. Any attempted assignment not in accordance with this Section 14.8 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

14.8.2 Concert shall not assign ownership (in whole or in part), in and to the Concert Patents or Concert Technology, in each case without the prior written consent of Celgene, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Concert may assign any such interest in whole or in part without such consent (i) to an Affiliate or (ii) in connection with a Change of Control; provided, however, that in each case, such assignment is in connection with a permitted assignment of this Agreement and to the same assignee as to which this Agreement is assigned, that such assignment is expressly made subject to the rights granted to Celgene under this Agreement, and that the assignee assumes in writing Concert’s obligations under this Agreement.

14.9 Subcontracting.

Celgene may subcontract any of its obligations under this Agreement without the prior written consent of Concert. Concert may subcontract any of its obligations under this Agreement; provided that Concert first provides Celgene written notice of its intent to subcontract such obligation(s) and identifies the subcontractor that will perform such obligation(s). Each Party shall ensure that, as to any subcontract under which the Third Party subcontractor will have access to any Confidential Information relating to a Licensed Product, the Third Party subcontractor is bound by obligations of confidentiality no less stringent than those imposed on such Party under this Agreement. Each Party shall ensure that, as to any subcontract under which a manufacturing consultant, contract manufacturer or other Third Party subcontractor is engaged to carry out activities that may generate inventions, discoveries, improvements or intellectual property relating to a Deuterated Product (“Inventions”), (i) all Inventions created, identified, conceived, reduced to practice or developed by the Third Party subcontractor in the scope of its, his or her engagement in connection with the subcontract agreement are appropriately documented and disclosed promptly to the subcontracting Party, and (ii) unless otherwise specifically agreed by the Parties, such Inventions that are specific to a Deuterated Product are either assigned to the subcontracting Party or exclusively licensed to the subcontracting Party, on a fully paid-up, royalty-free basis, with a right to sublicense through multiple tiers, and all other such Inventions are licensed to the subcontracting Party, on a fully paid-up, royalty-free basis, with a right to sublicense through multiple tiers, with respect to the Deuterated Product. In addition, to the extent necessary or desirable, or potentially necessary or desirable, for the development of the applicable Deuterated Product, each Party shall ensure that the applicable subcontract shall (A) grant the subcontracting Party a right to inspect the subcontractor’s relevant records and facilities; (B) require the subcontractor to be in good standing with all applicable Governmental Authorities; (C) require the subcontractor to comply (as appropriate) with current good laboratory practices, current good manufacturing laboratory practices or other Laws to the extent applicable to the services or deliverables to be provided by the subcontractor; and (D) require that the subcontractor has no outstanding violations or citations that would or may impair the services or deliverables to be provided by such subcontractor.

14.10 Independent Contractor.

The relationship between Concert and Celgene is that of independent contractors. Concert and Celgene are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting Parties. The Parties’ obligations and rights in connection with the subject matter of this Agreement are solely and specifically as set forth in this Agreement, and the Parties acknowledge and agree that neither Party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by Agreement.

14.11 Notices.

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Concert:	Concert Pharmaceuticals, Inc. 99 Hayden Avenue, Suite 500 Lexington, Massachusetts 02421 USA Attn.: Chief Executive Officer Facsimile: 1.781.674.5309

and copy to:

WilmerHale LLP 60 State Street Boston, MA 02109 Attention: Steven D. Barrett, Esq. Telephone: (617) 526-6000 Facsimile: (617) 526-5000

If to Celgene:	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901 USA Attn: President, Global Research and Early Development Facsimile: 1.908.673.2766

and copy to:	Celgene Corporation 86 Morris Avenue Summit, New Jersey 07901 USA Attn: General Counsel Facsimile: 1.908.673.2771

and copy to:	Celgene International Sàrl Route de Perreux 1 2017 Boudry Switzerland Attn: General Counsel Facsimile: 1.908.673.2771

and copy to:	Thomas A. Briggs Jones Day 12265 El Camino Real, Suite 200 San Diego, California 92130 USA Facsimile: 1.858.314.1150

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (i) when delivered if personally delivered or sent by facsimile on a business day; (ii) on the business day after dispatch if sent by nationally recognized overnight courier; or (iii) on the fifth business day following the date of mailing if sent by mail.

14.12 Third Party Beneficiaries

None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any Party. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party.

14.13 Performance by Representatives

To the extent that this Agreement imposes obligations on Representatives of a Party, such Party agrees to cause its Representatives to perform such obligations.

14.14 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns.

14.15 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by delivery of duly authorized and executed signature pages by facsimile.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

<Signature page follows.>

Concert Pharmaceuticals, Inc.		Celgene Corporation

By:	/s/ Roger Tung	By	/s/ Robert Hugin
Name:	Roger Tung, Ph.D.	Name:	Robert Hugin
Title:	President and CEO	Title:	Chairman and CEO

Celgene International Sàrl

		By	/s/ Robert Hugin
		Name:	Robert Hugin
		Title:	Managing Officer

Schedule 1.13

CONCERT FOREIGN PATENTS

[**]

Country	Title	Serial Number	Filing Date	Inventor(s)	Status
[**]	[**]	[**]	[**]	[**]	[**]

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SCHEDULE 1.16

CONCERT USA PATENTS

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SCHEDULE 1.20

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted.

SCHEDULE 1.24

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SCHEDULE 1.32

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[**].

EXHIBIT A: DEVELOPMENT PLAN FOR [**] PRODUCTS

Changes to the Development Plan will be made based on [**]

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Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted.